Exhibit 4(c)



MULTICURRENCY REVOLVING CREDIT AGREEMENT


among


LOTUS DEVELOPMENT CORPORATION,

THE FIRST NATIONAL BANK OF BOSTON,

MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

CREDIT SUISSE

THE BANK OF TOKYO TRUST COMPANY

DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES

THE FUJI BANK, LIMITED, NEW YORK BRANCH

SHAWMUT BANK, N.A.,

SOCIETE GENERALE

and

THE FIRST NATIONAL BANK OF BOSTON,
as Agent


Dated as of June 7, 1994




Table of Contents



Section 1   Interpretation                                    1

            1.1  General Provisions Pertaining to
                 Definitions                                  1
            1.2  Terms Defined                                1

Section 2   The Syndicated Advances                          13

            2.1  Obligations of the Banks to Make
                 Syndicated Advances                         13
            2.2  Termination of Commitment                   14
            2.3  Making the Syndicated Advances              14
            2.4  Interest Payable on the Syndicated
                 Advances, etc.                              15

Section 3   Money Market Advances                            17

            3.1  Money Market Borrowings                     17
            3.2  Interest on Money Market Advances           21

Section 4   Certain Common Provisions                        22

            4.1  Determination of Interest Rate              22
            4.2  Overdue Amounts                             22
            4.3  Alternative Interest Rate                   22
            4.4  Repayments and Prepayments of the
                 Advances, etc.                              22
            4.5  Payments and Computations                   24
            4.6  Payments to be Free of Deductions           25
            4.7  Additional Costs, Changes in
                 Circumstances, etc.                         25
            4.8  Indemnification                             27
            4.9  Reduction or Termination by the Company
                 of Total Commitment                         27
            4.10 Regulation D Compensation                   28
            4.11 Optional Currencies                         28
            4.12 U.S. Withholding Tax Exemption
                 Certificates                                29
            4.13 Lending Offices                             29

Section 5   Fees                                             30

            5.1  Facility Fee                                30
            5.2  Agent's Fee                                 30

Section 6   Conditions of Lending                            30

            6.1  Conditions Precedent to Each Advance        30
            6.2  Conditions Precedent to First Advance       31

Section 7   Representations and Warranties                   32

            7.1  Representations and Warranties of the
                 Company                                     32

                 7.1.1  Organization, Good Standing,
                        Authority, etc.                      32
                 7.1.2  Governmental Approvals               33
                 7.1.3  Subsidiaries                         33
                 7.1.4  Compliance with Other Instruments    33
                 7.1.5  Litigation                           33
                 7.1.6  Financial Statements                 34
                 7.1.7  Changes                              34
                 7.1.8  Business                             34
                 7.1.9  Taxes                                34
                 7.1.10 No Defaults                          34
                 7.1.11 Regulation U                         34
                 7.1.12 Pension Plans                        35
                 7.1.13 Investment Company; Public Utility
                        Holding Company                      35

            7.2  Representations and Warranties of Each
                 Borrowing Subsidiary                        35

                 7.2.1  Organization, Good Standing,
                        Authority, etc.                      35
                 7.2.2  Governmental Approvals               36
                 7.2.3  Borrowing Subsidiary                 36
                 7.2.4  Investment Company; Public Utility
                        Holding Company                      36

Section 8   Certain Affirmative Covenants                    36

            8.1  Punctual Payment                            36
            8.2  Conduct of Business                         36
            8.3  Taxes, etc.                                 37
            8.4  Maintenance of Properties                   37
            8.5  Maintenance of Insurance                    37
            8.6  Records and Accounts                        37
            8.7  Financial Statements                        37
            8.8  Inspection                                  38
            8.9  Notice of Litigation                        39
            8.10 Further Assurances                          39
            8.11 Borrowing Subsidiaries                      39
            8.12 ERISA                                       39
            8.13 Ownership of Subsidiaries                   40

Section 9   Certain Negative Covenants                       40

            9.1  Liens                                       40
            9.2  Merger, Consolidation or Sale of
                 Assets, etc.                                42
            9.3  Minimum Consolidated Net Worth              43
            9.4  Maximum Consolidated Debt to Consolidated
                 Net Worth Ratio                             43

Section 10  Guaranty                                         43

            10.1 Guaranty                                    43
            10.2 Guaranty Absolute                           43
            10.3 Effectiveness, Enforcement                  44
            10.4 Waiver                                      45
            10.5 Subrogation                                 45
            10.6 Payments                                    45

Section 11  Events of Default; Acceleration                  45

Section 12  Set-Off; Pro Rata Sharing                        48

Section 13  The Agent                                        49

            13.1  Authorization                              49
            13.2  Employees and Agents                       50
            13.3  No Liability                               50
            13.4  No Representations                         50
            13.5  Distribution by Agent                      50
            13.6  Agent as Bank                              51
            13.7  Holders of Notes; Initial Lenders          51
            13.8  Indemnity                                  51
            13.9  Resignation                                51
            13.10 Delinquent Banks                           52
            13.11 Notification of Defaults and Events of
                  Default                                    52
            13.12 Information                                52

Section 14  Miscellaneous                                    52

            14.1 Expenses                                    52
            14.2 Notices, etc.                               53
            14.3 Reliance, etc.                              54
            14.4 Captions                                    54
            14.5 Consents, Amendments, Waivers, etc.         54
            14.6 Benefit; Assignments; Participations        56
            14.7 Governing Law                               56
            14.8 Counterparts                                56
            14.9 Consent to Jurisdiction; Waiver of Jury
                 Trial                                       56
            14.10 Exempt Character of Transaction            57
            14.11 Indemnity for Use of Proceeds              57
            14.12 Exchange Rate                              58

Section 15  Assignment and Participation                     58

            15.1 Conditions to Assignment by Banks           58
            15.2 Certain Representations and Warranties;
                 Limitation; Covenants                       59
            15.3 Bank List                                   59
            15.4 Exchange of Notes                           60
            15.5 Participations                              60
            15.6 Disclosure                                  61
            15.7 Assignee or Participant Affiliated
                 with any Borrower                           61
            15.8 Miscellaneous Assignment Provisions         61
            15.9 Assignment by Borrower                      62


LOTUS DEVELOPMENT CORPORATION

MULTICURRENCY REVOLVING CREDIT AGREEMENT


     This MULTICURRENCY REVOLVING CREDIT AGREEMENT (this
"Agreement") is entered into as of June 7, 1994 among LOTUS
DEVELOPMENT CORPORATION, a Delaware corporation (the
"Company"), THE FIRST NATIONAL BANK OF BOSTON and the other lending institutions listed on Schedule 1 hereto and THE
FIRST NATIONAL BANK OF BOSTON, as Agent (in such capacity, referred to as the "Agent").

     In consideration of the mutual promises, covenants and agreements contained in this Agreement, the Company, the Agent and the Banks hereby agree as follows:

*.  INTERPRETATION.

     1.1.  General Provisions Pertaining to Definitions.
For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

     (a) terms specifically defined in Section 1.2 hereof have the meanings therein assigned to them, and other terms defined elsewhere in this Agreement shall have the meanings therein assigned to them, and all such definitions shall be applicable to both the singular and plural forms of the terms defined;

     (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

     (c)  "Agreement" or "this Agreement" means this
Agreement as originally executed, or if subsequently modified, amended or supplemented, as so modified, amended or supplemented and in effect at the time of reference thereto; and

     (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement.

     1.2. Terms Defined. Subject to the provisions of Section 1.1 hereof, the following terms shall have the respective meanings set forth below:

     "Absolute Rate Auction" shall mean a solicitation of Money Market Quotes setting forth Money Market Absolute
Rates pursuant to Section 3.

     "Adjustment Date" shall have the meaning assigned to such term in Section 2.4(e) hereof.

     "Advance" shall mean either a Syndicated Advance or a Money Market Advance, as applicable hereunder.

     "Affiliate" shall mean any Person that would be considered to be an affiliate of the Company under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were (at the time of determination of Affiliate status) issuing securities.

     "Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Agent's Fee" shall have the meaning assigned to such term in Section 5.2 hereof.

     "Applicable Margin" shall have the meaning assigned to such term in Section 2.4(d) hereof.

     "Applicable Percentage" shall mean that percentage set forth in 12 C.F.R. Section 221.2(g)(2)(i).

     "Assessment Rate" shall mean, for any Interest Period, the net annual assessment rate payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits made in Dollars at offices of the Agent in the United States of America during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

     "Assignment and Acceptance" shall have the meaning assigned to such term in Section 15 hereof.

     "Balance Sheet Date" shall mean December 31, 1993.

     "Bank Affiliate" shall mean, with respect to any Bank, any holding company or subsidiary of that Bank or any other subsidiary of any such holding company.

     "Bank List" shall have the meaning assigned to such term in Section 15.3 hereof.

     "Banks" shall mean FNBB and the other lending institutions listed on Schedule 1 hereto and any other
Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 15 hereof.

     "Base Rate" shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the greater of (a) the rate of interest publicly announced from time to time by the Agent as its base rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1%. "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. For purposes of this Agreement any change in the Base Rate due to a change in the rate specified in clause (a) hereof or the Federal Funds Effective Rate shall be effective on the effective date of such change in the rate specified in clause (a) hereof or the Federal Funds Effective Rate, as applicable. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms thereof, the Base Rate shall be the rate specified in clause (a) hereof until the circumstances giving rise to such inability no longer exist. Any interest rate calculated with reference to the Base Rate shall change as the Base Rate shall change, and any change in such interest rates shall become effective as of the beginning of the day during which such change in the Base Rate occurs.

     "Base Rate Advance" shall mean any Syndicated Advance denominated in Dollars upon which interest will accrue based on the Base Rate.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrower" shall mean the Company or any Borrowing
Subsidiary, and "Borrowers" shall mean the Company and each Borrowing Subsidiary.

     "Borrowing Date" shall mean, in relation to any Advance, the day on which that Advance is made or to be made to a Borrower.

     "Borrowing Subsidiary" shall mean a Wholly-owned Subsidiary of the Company which shall have delivered to each of the Banks an election to become a Borrowing Subsidiary, in substantially the form of Exhibit C hereto, duly executed by such Wholly-owned Subsidiary and the Company; provided, however, that at any time at which a Borrowing Subsidiary owes no amounts hereunder, such Borrowing Subsidiary may, by written notice to the Agent (receipt of which is acknowledged by the Agent), rescind its election to become a Borrowing Subsidiary.

     "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks are open for business in Boston, Massachusetts, and New York, New York, U.S.A., and if (a) Eurocurrency Rate Advances or Money Market Eurocurrency Advances are involved, a day on which dealings in Dollars and in relevant foreign currency and exchange can be carried on in the relevant interbank Eurocurrency market and Dollar settlements of such dealings are able to be effected in New York City, and (b) if any currency other than Dollars is involved, a day on which dealings in Dollars and in relevant foreign currency and exchange can be carried on in the principal financial center of the country in which such currency is legal tender.

     "Capitalized Lease" shall mean any lease if the obligation to make rental payment thereunder constitutes a Capitalized Lease Obligation.

     "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Cash Flow Coverage Ratio" shall mean the ratio, determined as of the end of any fiscal quarter or year (a "Ratio Calculation Date") of (a) the sum of (i) Consolidated Pretax Income for the period of eight consecutive fiscal quarters ending with such Ratio Calculation Date plus (ii) Consolidated Interest Expense (excluding interest on Non-recourse Debt) for such period to (b) Consolidated Interest Expense (excluding interest on Non-recourse Debt) for such period.

     "Code" shall mean the United States Internal Revenue
Code of 1986, as amended (or any successor statute), and the rules and regulations promulgated thereunder, as in effect from time to time.

     "Commitment" shall mean, in relation to any Bank, its commitment to participate in the revolving credit facility provided under this Agreement upon the terms and subject to the conditions of this Agreement up to the amount set opposite its name on Schedule 1 hereto (such amount to be deemed reduced by the amount of any reductions of such Bank's Commitment in accordance with this Agreement), or, if such commitment is terminated pursuant to the provisions hereof, zero (in each case such amount to be subject to appropriate adjustment upon any assignments permitted by Section 15 hereof).

     "Commitment Expiry Date" shall have the meaning assigned to that term in Section 2.2. hereof.

     "Commitment Percentage(s)" shall mean, with respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the Total Commitment (subject to adjustment upon any assignments permitted by Section 15 hereof).

     "Company" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Compliance Certificate" shall have the meaning assigned to such term in Section 8.7 hereof.

     "Consolidated" or "consolidated" shall mean, as applied to any term used in this Agreement, that term as applied to the accounts of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

     "Consolidated Assets" shall mean the assets of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated Current Debt" shall mean the Current Debt of the Company and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     "Consolidated Debt" shall mean the Debt of the Company and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" for any period shall mean the aggregate amount of interest paid in respect of any Debt by the Company and its Subsidiaries for such period, determined and consolidated in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Liabilities" shall mean the liabilities of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated Net Income (or Deficit)" shall mean, with respect to any fiscal period of the Company, the consolidated net income (or deficit) of the Company and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles consistently applied, but excluding from such net income any net extraordinary gains for such period.

     "Consolidated Net Worth" shall mean, as of the time of determination thereof, the amount of Consolidated Assets less the amount of Consolidated Liabilities.

     "Consolidated Pretax Income" for any period shall mean
Consolidated Net Income for such period, but before giving effect to any provision for income taxes for such period.

     "Consolidated Tangible Assets" shall mean Consolidated
Assets, less cash and cash equivalents and intangible assets, all as shown on the latest balance sheet of the Company delivered in accordance with Section 8.7.

     "Convert," "Conversion," and "Converted" refers to the conversion of any Base Rate Advance or Eurocurrency Rate
Advance into any Syndicated Advance of another type.

     "Current Debt" shall mean any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof; provided that any such obligation shall be treated as Funded Debt (and not Current Debt) regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation or if there is an existing commitment to loan funds sufficient to refinance (for more than one year) such obligation and such loan is available.

     "Debt" shall mean all Funded Debt and Current Debt.

     "Default" shall mean any event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

     "Delinquent Bank" shall have the meaning assigned to it in Section 13 hereof.

     "Dollar(s)" and "$" shall mean dollars of the United
States of America.

     "Effective Date" shall mean June 7, 1994.

     "Eligible Assignee" shall mean any of (a) with respect to any assignor Bank, any Bank Affiliate; (b) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD") or any successor organization, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (e) the central bank of any country which is a member of the OECD; and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved in writing by the Agent.

     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

     "ERISA Affiliate" shall mean any trade or business
(whether or not incorporated) which is a member of a group of which the Company is a member and which is under common control within the meaning of Sections 414(b) and 414(c) of the Code, and the regulations promulgated thereunder.

     "Eurocurrency Auction" shall mean a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurocurrency Rate pursuant to Section 3.

     "Eurocurrency Rate" shall mean, in relation to each Interest Period relating to any Eurocurrency Rate Advance, the percentage annual rate of interest determined by the Agent as being the arithmetic average of the rate at which deposits of the currency in which such Advance is to be denominated during such Interest Period are being offered to each Reference Bank by prime banks in any recognized interbank Eurocurrency market selected by the Reference Banks in good faith, at the time of the quotation thereof to the applicable Borrower, for delivery on the first day of such Interest Period, and for the number of days comprised therein, in amounts equal (as nearly as may be) to the largest amount to be provided by any Bank participating in the Advance to which such Interest Period relates. Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Bank(s).

     "Eurocurrency Rate Advance" shall mean any Syndicated
Advance denominated in an Optional Currency or in Dollars upon which interest will accrue based on the Eurocurrency
Rate.

     "Eurocurrency Reserve Percentage" shall mean, with respect to any Interest Period, for any day thereof, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such day under Regulation D of the Board
(or any successor or similar regulations relating to such reserve requirements) in respect of "Eurocurrency
Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest on Eurocurrency Advances or Money Market
Eurocurrency Advances is determined for such day) having a term comparable to such Interest Period.

     "Event of Default" shall mean any of the events or conditions described in Sections 11(a) through 11(n) hereof.

     "Excess Margin Stock" shall mean, with respect to Margin Stock owned by the Company and its Subsidiaries at any time, that portion of such Margin Stock which, if not subject to any restriction (within the meaning of Regulation U of the Board) upon the right or ability of the Company to sell, pledge or otherwise dispose of assets including Margin Stock hereunder, or under any other agreement between the Company and a Bank or an affiliate of a Bank evidencing Debt ("Pledge"), would result in all Margin Stock which would remain subject to Pledge being no more than the Applicable Percentage of the value of all such assets (including such remaining Margin Stock) subject to Pledge.

     "Facility Fee" shall have the meaning assigned to that term in Section 5.1 hereof.

     "Federal Funds Effective Rate" shall have the meaning assigned to that term in the definition of Base Rate.

     "Fee Letter Agreement" shall have the meaning assigned to that term in Section 5.2 hereof.

     "Fixed Rate Advances" shall mean Eurocurrency Rate
Advances or Money Market Advances or any continuation of the foregoing permitted by the terms hereof.

     "FNBB" shall mean The First National Bank of Boston, a national banking association, in its individual capacity.

     "Funded Debt" shall mean and include without duplication,

     (a) any obligation payable more than one year from the date of creation thereof, which under generally accepted accounting principles is shown on the balance sheet as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

     (b) indebtedness payable more than one year from the date of creation thereof which is secured by any lien on property owned by the Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Company or such Subsidiary,

     (c) guarantees (other than guarantees of the obligations of any Subsidiaries under non-financial operating leases), endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), reimbursement obligations in respect of letters of credit, and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any person,

     (d) obligations under any contract providing for the making of loans, advances or capital contributions to any person, or for the purchase of any property from any person, in each case in order to enable such person primarily to maintain working capital, net worth or any other financial statement condition or to pay debts, dividends or expenses,

     (e) obligations under any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered,

     (f) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in operating leases then in general use (and is in the nature of a guarantee) or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

     (g) obligations under any contract for the sale or use of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services, or the use thereof, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the person entitled to the benefit of such services) owed or to be owed to any person, and

     (h) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

all as determined in accordance with generally accepted accounting principles consistently applied.

     "generally accepted accounting principles" shall mean
(a) when used in Section 9 hereof, whether directly or indirectly through reference to a capitalized term used therein, (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Company reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to the time, and (ii) consistently applied with the past financial statements of the Company adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     "Guaranteed Obligations" shall have the meaning specified in Section 10.1 hereof.

     "Head Office" shall mean the head office of the Agent, presently located at 100 Federal Street, Boston,
Massachusetts.

     "Interest Payment Date" shall mean,

     (a) with respect to Eurocurrency Rate Advances, the last day of any Interest Period, and with respect to Base
Rate Advances, any date when interest is due and payable as provided under Section 2.4(c) hereof; and

     (b) with respect to Money Market Advances, any date when interest is due and payable as provided under Section 3.2 hereof.

     All interest accruing hereunder shall be payable when and as provided in Section 2.4 and Section 3.2 hereof.

     "Interest Period" shall mean,

     (a) With respect to each Eurocurrency Rate Advance (i) initially as specified by a Borrower in its notice of borrowing, the period commencing on the Borrowing Date, or, in the case of a Conversion into Eurocurrency Rate Advances, commencing on the date of such Conversion, and expiring 1, 2, 3, or 6 months thereafter or, if each of the Banks shall so agree and advise the Agent with respect to any particular requested Interest Period, 9 or 12 months thereafter, in each case as elected by such Borrower hereunder, and (ii) with respect to subsequent Eurocurrency Rate Advances as specified by such Borrower in a written notice furnished to the Agent no later than 11:00 a.m. Boston time one (1) Business Day prior to the Rate-fixing Day with respect to such Eurocurrency Rate Advance, any successive periods of 1, 2, 3, 6, 9 or 12 months, as elected by such Borrower hereunder (or as may be otherwise agreed to by the Banks) commencing on the same day on which the next preceding Interest Period with respect to such Eurodollar Rate Advance shall have expired. If such Borrower does not elect otherwise, each Interest Period with respect to a Eurocurrency Rate Advance shall be three (3) months. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with the Agent's generally accepted practice in the relevant foreign currency deposits market and notified to such Borrower on the Rate-fixing Day therefor. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Agent in accordance with the Agent's current practice in the relevant interbank Eurocurrency market and notified to such Borrower on the Rate-Fixing Day therefor.

     (b) With respect to each Base Rate Advance, the period commencing on the Borrowing Date of such Advance and expiring on the date when the Base Rate Advance is repaid or, as the case may be, Converted to a Eurocurrency Rate
Advance.

     (c) With respect to each Money Market Eurocurrency Advance, the period commencing on the Borrowing Date of such Advance and ending 1, 2, 3, 6, 9 or 12 months thereafter, as a Borrower may elect in accordance with Section 3 hereof.

     (d) With respect to each Money Market Absolute Rate Advance, the period commencing on the Borrowing Date of such Advance and ending not more than 360 days thereafter, as a Borrower may elect in accordance with Section 3 hereof.

     No Interest Period may be selected in respect to all or any portion of any Advance which would expire on a date which occurs after the Commitment Expiry Date or which is not a Business Day.

     "Invitation for Money Market Quotes" shall have the meaning assigned to it in Section 3.1 hereof.

     "Loan Account(s)" shall have the meaning specified in
Section 4.4(f) hereof.

     "Loan Documents" shall mean, collectively, this Agreement, the Notes (if any), and the Fee Letter Agreement.

     "Majority Banks" shall mean Banks holding at least 60% of the aggregate amount of the Total Commitment or, if the Total Commitment shall have been terminated, holding Loan
Accounts (or Notes in lieu thereof) evidencing at least 60% of the aggregate unpaid principal amount of the Advances.

     "Margin Stock" shall have the meaning assigned to such term in Regulation U of the Board.

     "Money Market Absolute Rate" has the meaning set forth in Section 3.1(d)(ii)(D) hereof.

     "Money Market Absolute Rate Advance" shall mean an
Advance to be made pursuant to Section 3 hereof by a Bank pursuant to an Absolute Rate Auction; provided that, such an Advance may only be made in Dollars.

     "Money Market Advance" shall mean a Money Market
Eurocurrency Advance or a Money Market Absolute Rate
Advance.

     "Money Market Eurocurrency Advance" shall mean an
Advance to be made pursuant to Section 3 hereof by a Bank pursuant to a Eurocurrency Auction; provided that, such an Advance may only be made in Dollars.

     "Money Market Margin" has the meaning set forth in
Section 3.1(d)(ii)(C) hereof.

     "Money Market Quote" shall mean an offer by a Bank to make a Money Market Advance in accordance with Section 3.

     "Money Market Quote Request" shall have the meaning assigned to it in Section 3.1 hereof.

     "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making or accruing any obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Non-recourse Debt" shall have the meaning specified in
Section 9.4 hereof.

     "Notes" shall have the meaning specified in Section 4.4(g) hereof.

     "Notice of Money Market Borrowing" shall have the meaning assigned to it in Section 3.1(f) hereof.

     "OECD" shall have the meaning assigned to it in the definition of Eligible Assignee.

     "Optional Currency" shall mean any currency other than Dollars which is freely convertible into Dollars and which is traded on any recognized interbank foreign currency deposits market selected by the Agent in good faith.

     "Permitted Margin Stock" means any security constituting Margin Stock beneficially owned by the Company or any Subsidiary that belongs to a class of securities and an issuer that are the subject of a filing on Schedule 14D-1 by the Company or such Subsidiary with the United States Securities and Exchange Commission.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government (including any department or agency thereof).

     "Plan" means any employee plan of the Company which is subject to the provisions of Title IV of ERISA and which is maintained (in whole or in part) for employees.

     "Pledge" shall have the meaning assigned to it in the definition of Excess Margin Stock.

     "Prior Credit Agreements" shall mean, collectively, (a) the Amended and Restated Multicurrency Revolving Credit Agreement dated as of December 1, 1990, as amended, among the Company; The First National Bank of Boston as Agent; FNBB, and the other parties thereto, and (b) the U.S. $50,000,000 Revolving Credit Facility Agreement dated as of June 29, 1990, as amended, among the Company; Credit Suisse First Boston Limited as Facility Agent; Barclays Bank PLC as Swing Line Agent; Credit Suisse First Boston Limited as Arranger, and the other parties thereto.

     "Process Agent" shall have the meaning specified in
Section 14.9 hereof.

     "Rate-fixing Day" shall mean the second Business Day preceding the Business Day on which an Interest Period relating to a Eurocurrency Advance begins.

     "Ratio Calculation Date" shall have the meaning assigned to such term in the definition of Cash Flow
Coverage Ratio.

     "Reference Banks" shall mean The First National Bank of
Boston, Morgan Guaranty Trust Company of New York and Bank of America National Trust and Savings Association.

     "Reportable Event" shall mean a Reportable Event as defined in Section 4043(b) of ERISA.

     "Subsidiary" shall mean any present or future corporation a majority of whose shares of stock of any class (however designated) having voting power for the election of a majority of the members of the board of directors or other governing body of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by the Company or by one or more of the Company's Subsidiaries.

     "Syndicated Advance" shall mean any Advance made or to be made to any Borrower pursuant to Section 2 hereof.

     "Third-Party Financing Arrangements" shall mean those arrangements whereby any Person has purchased, or advanced funds to the Company against, (i) contracts of the Company or (ii) accounts receivable of the Company in respect of inventory sold by the Company; provided that (x) the sole recourse of any such Person against the Company in respect of any account receivable so purchased (or for recovery of loans against any account receivable) is to require the Company to repurchase from such Person the inventory whose sale gave rise to such account receivable and (y) such Person shall have no recourse against the Company in respect of any contract so purchased (or for recovery of loans against any contract).

     "Threshold Lien Amount" shall mean, as of any time of determination, the amount equal to the excess (if any) of
(a) the greater of (i) $75,000,000 or (ii) fifteen percent (15%) of Consolidated Tangible Assets as of such time, minus
(b) the cumulative aggregate net book value of assets sold, leased, transferred or assigned pursuant to Section 9.2(d)(i) hereof after the date of this Agreement (such net book value of such assets to be determined as to each such disposition of assets as of the time thereof and as shown on the Company's Consolidated books maintained in accordance with this Agreement as of the time of such disposition).

     "Total Commitment" shall mean the aggregate Commitments of all of the Banks (including the Commitments of applicable assignee Banks pursuant to assignments made under Section 15 hereof) at any time of the determination thereof.

     "Wholly-owned Subsidiary" shall mean a Subsidiary all of the capital stock (exclusive of directors' qualifying shares) of which is owned directly or indirectly by the Company.

Section 2.  THE SYNDICATED ADVANCES.

     2.1.  Obligations of the Banks to Make Syndicated
Advances. The Banks severally agree, on the terms and conditions of this Agreement, to make Syndicated Advances, in Dollars and/or, at any Borrower's option from time to time, subject to Section 4.11 hereof, in an Optional Currency, to the respective Borrowers from time to time from the Effective Date to (but not including) the Commitment Expiry
Date in an aggregate principal amount not to exceed their respective Commitment Percentages of the Total Commitment.

     Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Syndicated Advances outstanding exceed the Total Commitment minus the aggregate principal amount of Money Market
Advances outstanding at such time.

     The Company hereby confirms to the Banks that the aggregate principal amount of the advances outstanding under the Prior Credit Agreements (whether made on a syndicated basis or a competitive bid basis) on the date hereof is $0 and that no advances have been made under the Prior Credit Agreements to any Person other than the Company. The Company hereby agrees that on and as of the date hereof, the lending commitments of the respective lenders under the Prior Credit Agreements shall be terminated in full and all amounts owing thereunder, whether in respect of fees, expenses, or otherwise shall be paid in full.

     2.2. Termination of Commitment. The Total Commitment will terminate in full at 11:00 A.M. Boston time, June 1, 1997 unless earlier terminated as provided in this Agreement
(the "Commitment Expiry Date").

     2.3.  Making the Syndicated Advances.

     (a) Subject to the terms and conditions of this Agreement, a Borrower may obtain Base Rate Advances, each in the minimum principal amount of $1,000,000, and Eurocurrency Rate Advances, each in the minimum principal amount of $5,000,000 (or, in the case of Eurocurrency Rate Advances, the equivalent thereof in Optional Currency), from the several Banks from time to time from and after the Effective Date, but not on or after the Commitment Expiry Date.

     (b) Unless otherwise agreed to by the Banks, whenever a Borrower desires and is entitled hereunder to receive any Syndicated Advance, the Borrower shall notify the Agent in writing in the case of a Base Rate Advance not later than 12:00 noon, Boston time, on the requested Borrowing Date or in the case of a Eurocurrency Rate Advance not later than 11:00 a.m., Boston time, one (1) Business Day prior to the Rate-fixing Day with respect to such Advance, of (i) the Borrowing Date (which must be a Business Day) and the amount of such Advance, stated either in Dollars or, subject to
Section 4.11 hereof, in an Optional Currency, (ii) with respect to a Eurocurrency Rate Advance, the Interest Period of such
Advance, and (iii) the Borrower's bank account with the Agent to which payment of the proceeds thereof is to be made. The Agent will give the Banks prompt notice of each notice of borrowing and of each other notice received from the Borrowers hereunder.

     (c) If, on or prior to the Borrowing Date of any requested Syndicated Advance, the Total Commitment has not terminated in full and the applicable conditions of Section 6 hereof are satisfied, each Bank will advance to the Borrower making the request such Bank's respective Commitment Percentage of the amount requested to be borrowed by crediting the Agent for further credit to the Borrower's specified account with the Agent in immediately available funds not later than the close of business on such Borrowing Date. Unless the Agent shall have received notice from a Bank (i) in the case of any Base Rate Advance, prior to 2:00 p.m., Boston time, on the applicable Borrowing Date of such Base Rate Advance, and (ii) in the case of any Eurocurrency Rate Advance, prior to the applicable Borrowing Date of such Eurocurrency Rate Advance, that such Bank will not make available to the Agent such Bank's portion of such Syndicated Advance, the Agent may assume that such Bank has made such portion available to the Agent on such Borrowing Date in accordance with this paragraph (c), and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in case of the Borrower, the interest rate applicable at the time to the Syndicated Advances in question and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Advance as part of such borrowing of Syndicated Advances for purposes of this Agreement.

     (d) The failure of any Bank to make its pro rata share of any Syndicated Advance shall not relieve the other Banks of their obligations, if any, hereunder to make their pro rata shares of such Syndicated Advance on the requested Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the part of the Syndicated Advance to be made by such other Bank on the Borrowing Date.

     2.4.  Interest Payable on the Syndicated Advances, etc.

     (a) With respect to any Syndicated Advance denominated in Dollars, the rate of interest which shall be payable by the applicable Borrower on the unpaid principal outstanding to such Borrower shall be the annual percentage rate of interest determined by the Agent to be the sum of (i) the Applicable Margin in effect plus (ii) either of (A) the Base Rate, or (B) if the Borrower has so elected pursuant to this paragraph (a), the Eurocurrency Rate relating to the Interest Period with respect to any such Advance. Any
Borrower may elect at any time and from time to time in accordance with the terms of this Agreement, prior to the Commitment Expiry Date, (A) to draw down all or a portion of the funds available under this Agreement in Dollars upon which interest will accrue based on the Eurocurrency Rate or the Base Rate or (B) to Convert any Base Rate Advance or Eurocurrency Rate Advance denominated in Dollars (or translated into an equivalent Dollar amount from an Optional Currency at the rates in effect hereunder from time to time), to or from any other type of Syndicated Advance, on the last day of the Interest Period with respect to the Advance to be so Converted provided that, such Conversion may be effected prior to the last day of the relevant
Interest Period subject to the terms of Section 4.8 hereof. In order to exercise the foregoing option, a Borrower must deliver to the Agent a written notice subject to any other notice requirements under this Agreement designating the election of the basis on which the interest rate will be determined at least (x) in the case of a Conversion to the Base Rate, on the proposed date of Conversion, and (y) in the case of a Conversion to the Eurocurrency Rate, three (3) Business Days prior to the proposed date of Conversion relating to such portion of the Borrower's Advance on which such Conversion is to occur. At the Commitment Expiry Date, all Syndicated Advances shall mature and become due and payable.

     (b) The rate of interest which shall be payable by a Borrower on any portion of the principal of any Syndicated Advance extended to such Borrower which is denominated in an Optional Currency for the time being, and is outstanding during each Interest Period relating thereto, shall be the annual percentage rate of interest determined by the Agent to be the sum of (i) the Applicable Margin in effect plus
(ii) the Eurocurrency Rate relating to such Interest Period.

     (c) Interest shall be payable by each Borrower, and each Borrower hereby absolutely and unconditionally promises to pay to the Agent, for the account of the Banks, in arrears in Dollars, or, as the case may be, in the Optional Currency in which that portion of the principal amount of the Advance extended to such Borrower in respect of which payment is made is denominated (i) with respect to its Eurocurrency Rate Advances, on each Interest Payment Date, provided, however, that if the duration of any such Interest Period is longer than three months, the Borrower shall pay the accrued interest on the last Business Day of each successive three-month period within such Interest Period and on the Interest Payment Date relating thereto and (ii) with respect to Base Rate Advances, quarterly on the first Business Day of each December, March, June and September hereafter, and on any earlier date when a Base Rate Advance is Converted to a Eurocurrency Rate Advance.

     (d) The Applicable Margin (the "Applicable Margin") shall be the percentage rate per annum in effect from time to time in accordance with the following provisions of this
Section 2.4. From time to time the Applicable Margin for Eurocurrency Rate Advances shall be determined by the Agent following the time of delivery to the Agent of the required quarterly and annual financial statements pursuant to Section 8.7 hereof together with the related Compliance Certificate, based upon the Cash Flow Coverage Ratio determined as of the Ratio Calculation Date which is the last day of the fiscal quarter or year covered by such financial statements. The Applicable Margin shall mean (i) with respect to Eurocurrency Rate Advances, (A) if the Cash Flow Coverage
Ratio as so determined shall be greater than 4.0:1.0, 0.3% per annum, and (B) if the Cash Flow Coverage Ratio as so determined shall be less than or equal to 4.0:1.0, 0.425% per annum, and (ii) with respect to Base Rate Advances, at all times 0% per annum. Notwithstanding the foregoing, if at any time the Company shall fail to deliver to the Agent any quarterly or annual financial statements within the applicable time period set forth in Section 8.7 hereof, the Agent shall determine the Applicable Margin by reference to the applicable quarterly or annual financial statements appearing in the Borrower's quarterly or annual reports filed with the Securities and Exchange Commission on Form
10-Q or Form 10-K, for such fiscal quarter or year, as the case may be.

     (e)  The Applicable Margin so determined for
Eurocurrency Rate Advances pursuant to the foregoing Section 2.4(d) shall become effective as of the date (the "Adjustment
Date") which is the day immediately following the applicable
Ratio Calculation Date and shall apply as of such Adjustment
Date to all outstanding Eurocurrency Rate Advances.  The
Applicable Margin which becomes effective on each such Adjustment Date shall remain in effect (subject to the other provisions of this Section 2.4 and except as otherwise provided in
Section 4.2 hereof) with respect to all Eurocurrency Rate Advances outstanding from time to time until the next Adjustment
Date. Notwithstanding the provisions of the preceding two sentences, if at any time, the Cash Flow Coverage Ratio for any period of eight consecutive fiscal quarters ending as of any applicable Ratio Calculation Date was actually a ratio other than the ratio on the basis of which there was determined the rate of interest in effect hereunder on any date, then such interest rate determination shall be adjusted retroactively to the appropriate Adjustment Date on the basis of such corrected determination of the actual Cash
Flow Coverage Ratio as of such Ratio Calculation Date, and within three (3) Business Days after notice thereof in reasonable detail requesting a retroactive adjustment of interest previously paid given by any Borrower, the Agent or any Bank, the relevant Borrower, as the case may be, shall pay to the several Banks, or the Banks severally, on a ratable basis, shall credit such relevant Borrower with, as the case may be, the amount of the appropriate retroactive adjustment in respect of such adjusted interest rate for any portion of any Interest Period as to which interest has been paid.

Section 3.  MONEY MARKET ADVANCES.

     3.1.  Money Market Borrowings.

     (a)  The Money Market Option.  In addition to the
Advances permitted to be made hereunder pursuant to Section 2 hereof, a Borrower may, pursuant to the terms of this Section 3, cause the Agent to request the Banks to make offers to fund Money Market Advances, in Dollars, to such Borrower from time to time prior to the Commitment Expiry Date. The Banks may, but shall have no obligation to, make such offers and a Borrower may, but shall have no obligation to, accept such offers in the manner set forth in this Section 3.

     (b) Money Market Quote Request. When a Borrower wishes to request offers to make Money Market Advances under this Section 3, it shall transmit to the Agent by telex or telecopier a Money Market Quote Request substantially in the form of Exhibit D hereto (a "Money Market Quote Request") so as to be received no later than (i) 11:00 a.m. (Boston time) on the fourth Business Day prior to the requested Borrowing Date, in the case of Eurocurrency Auction or (ii) 2:00 p.m. (Boston time) on the second Business Day prior to the requested Borrowing Date, in the case of an Absolute Rate Auction, specifying (A) the requested Borrowing Date (which must be a Business Day) and the amount of such Advance (which must be a minimum of $1,000,000), (B) the Interest Period of such Advance and (C) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate. A Borrower may request offers to make Money Market Advances for more than one Interest Period in a single Money Market Quote Request.

     (c)  Invitation for Money Market Quotes; Alternative
Manner of Auction.  Subsequent to receipt of a Money Market
Quote Request, the Agent shall send to the Banks by telex or telecopier an Invitation for Money Market Quotes (as hereafter defined) not later than (i) in the case of a Eurocurrency Auction, 2:00 p.m. (Boston Time) on the fourth Business Day preceding the requested Borrowing Date and (ii) in the case of an Absolute Rate Auction, not later than 4:00 p.m. (Boston time) on the second Business Day prior to the requested Borrowing Date, substantially in the form of Exhibit D hereto (an "Invitation for Money Market Quotes"), which shall constitute an invitation by the Borrower so requesting such quote to each Bank to submit Money Market
Quotes offering to make the Money Market Advances to which such Money Market Quote Request relates in accordance with this Section 3. If, after receipt by the Agent of a Money Market Quote Request from a Borrower in accordance with subsection
(b) of this Section 3.1, the Agent or any Bank shall be unable to complete any procedure of the auction process described in subsections (c) through (f) (inclusive) of this Section 3.1 due to the inability of such Person to transmit or receive communications through the means specified therein, such Person may rely on telephonic notice for the transmission or receipt of such communications. In any case where such Person shall rely on telephone transmission or receipt, any communication made by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.

     (d)  Submission and Contents of Money Market Quotes.

(i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Advances in response to any Invitation for Money Market Quotes. Each Money Market
Quote must comply with the requirements of this subsection
(d) and must be submitted to the Agent by telex or telecopier not later than (A) 10:00 a.m. (Boston time) on the third Business Day prior to the requested Borrowing
Date, in the case of Eurocurrency Auction or (B) 9:15 a.m.
on the requested Borrowing Date in the case of an Absolute
Rate Auction; provided, that, Money Market Quotes may be submitted by the Agent in the capacity of a Bank only if the Agent notifies the relevant Borrower of the terms of the offer or offers contained therein not later than 9:00 a.m. (Boston time) on the third Business Day prior to the requested Borrowing Date, in the case of a Eurocurrency
Auction or 9:00 a.m. (Boston time) on the requested
Borrowing Date, in the case of an Absolute Rate Auction.
Subject to the provisions of Sections 6 and 11 hereof, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall in any case specify:

(A)  the requested Borrowing Date,

(B) the principal amount of the Money Market Advance for which each such offer is being made, which principal amount
(X) may be greater than the Commitment of the quoting Bank but may not exceed the Total Commitment, (Y) must be $1,000,000 or a larger multiple thereof and (Z) may not exceed the principal amount of Money Market Advances for which offers were requested,

(C) in the case of Eurocurrency Auction, the margin above or below the applicable Eurocurrency Rate (the "Money Market Margin") offered for each such Money Market Advance, expressed as a percentage (rounded to the nearest 1/100th of 1%) to be added to or subtracted from the Eurocurrency Rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded to the nearest 1/100th of 1%)
(the "Money Market Absolute Rate") offered for each such
Money Market Advance, and

(E)  the identity of the quoting Bank.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in the form of Exhibit F hereto or does not specify all of the information required by subsection (d)(ii);

(B)  contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes;
or

(D)  arrives after the time set forth in subsection (d)(i).

     (e) Notice to Borrower. Not later than (i) 11:00 a.m. (Boston time) on the third Business Day prior to the requested Borrowing Date, in the case of a Eurocurrency Auction or (ii) 9:45 a.m. (Boston time) on the requested Borrowing Date, in the case of an Absolute Rate Auction, the Agent shall notify the Borrower requesting such quote of the terms of any Money Market Quote submitted by a Bank that is in accordance with the preceding subsection (d). The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Advances for which offers have been received for each Interest Period specified in the related Money Market Quote Request and (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered.

     (f)  Acceptance and Notice by Borrower.  Not later than
(i) 12:00 noon (Boston time) on the third Business Day prior to a requested Borrowing Date, in the case of a Eurocurrency Auction or (ii) 10:30 a.m. (Boston time) on the requested Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent by telex or telecopier of its acceptance or non-acceptance of the offers so notified to it pursuant to the preceding subsection (e). In the case of an acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. A Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)       the aggregate principal amount of each Money
Market Advance may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii) the principal amount of each Money Market Advance must be $1,000,000 or a larger multiple of $500,000,

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute
Rates, as the case may be, and

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

     (g) Allocation by Agent; Usage of Commitments. If offers are made by two or more Banks with the same Money
Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money
Market Advances in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not greater than $100,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Advances shall be conclusive in the absence of manifest error. Promptly upon its receipt of notice from the applicable Borrower of any acceptance or non-acceptance of offers pursuant to
Section 3.1(f) hereof, the Agent shall notify each of the Banks having submitted a Money Market Quote in response to the applicable Invitation for Money Market Quotes, by telecopier or by telephone, as to the acceptance or rejection of such Bank's Money Market Quote by the Borrower.

     Upon each occasion that a Money Market Advance is made, and during the period for which such Money Market Advance is outstanding, each Bank's Commitment shall be deemed automatically utilized by an amount equal to the amount of such Money Market Advance multiplied by such Bank's Commitment Percentage, regardless of the extent to which such Bank makes such Money Market Advance.

     (h) Funding of Money Market Advances. If, on or prior to the Borrowing Date of any Money Market Advance, the Total
Commitment has not terminated in full and if, on such Borrowing Date, the applicable conditions of Section 4.7(b), Section 6.1, or Section 6.2, as the case may be, are satisfied, the Bank or Banks whose offers in respect of such Money Market Advance the Borrower has accepted will fund each such Money Market
Advance so accepted.  The Bank or Banks funding such Money
Market Advance will make such Advance by crediting the Agent, for further credit to the Borrower's specified account with the Agent, in immediately available funds not later than the close of business on such Borrowing Date.

     (i) Maximum Money Market Advances. Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Money Market Advances outstanding at any time exceed the Total Commitment minus the aggregate principal amount of Syndicated Advances outstanding at such time.

     3.2.  Interest on Money Market Advances.  Each Money
Market Eurocurrency Advance shall bear interest on the outstanding principal amount thereof, for the Interest
Period applicable thereto, at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period and the positive or negative Money Market Margin quoted by the Bank making such Advance in accordance with Section 3.1(d)(ii)(C) hereof. Each Money Market Absolute Rate Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Advance in accordance with Section 3.1(d)(ii)(D). Such interest shall be payable for each Interest Period on the last day thereof or, if such Interest Period is longer than three months, every three months after the first day thereof and on the last day thereof.



Section 4.  CERTAIN COMMON PROVISIONS.

     4.1.  Determination of Interest Rate.  Each
determination of any interest rate by the Agent pursuant to the terms hereof with respect to any Advance shall be conclusive in the absence of manifest error.

     4.2. Overdue Amounts. Overdue principal and, to the extent permitted by applicable law, overdue interest and other amounts overdue under any provision of this Agreement shall bear interest at the rate determined by the Agent to be one percent (1%) per annum above the rate which would otherwise be payable in respect of principal not at the time overdue. Such interest on overdue principal and overdue interest and other amounts overdue shall be payable on demand and shall continue to accrue from the due date of such principal, interest or amounts and shall be compounded monthly until the obligation of the defaulting Borrower in respect of the payment thereof is discharged (whether before or after judgment).

     4.3. Alternative Interest Rate. Except as otherwise provided in this Agreement, if on any Rate-fixing Day on which the interest rate with respect to any Syndicated Advance is to be based on the Eurocurrency Rate, the Agent shall determine that it is unable to quote the Eurocurrency Rate, or that the Majority Banks are unable to or it is impracticable for them to fund the Advance for the requested Interest Period, the Agent will so notify the applicable Borrower on such day (by telephone), and unless the Borrower elects, by notice to the Agent prior to 5:00 p.m. (Boston time) on such Rate-fixing Day, to rescind its request for an Advance, the Borrower shall be deemed to have elected that the Advance be denominated in Dollars as a Base Rate Advance.

     4.4.  Repayments and Prepayments of the Advances, etc.

     (a)  Each Borrower hereby absolutely and
unconditionally agrees to pay to the Agent for the account of the Banks on the Commitment Expiry Date and there shall become absolutely due and payable on said date, the entire unpaid principal of and interest on such Borrower's Advances from each Bank outstanding on such date.

     (b) Each Borrower may, pursuant to this paragraph (b), elect to prepay the principal of any Advance outstanding at any time in full or from time to time in part without premium or penalty, except as provided in Section 4.8 hereof. The amount of any partial prepayment of the unpaid principal of any Advance pursuant to this paragraph (b) shall be (i) in the case of Base Rate Advances, in a principal amount of not less than $1,000,000, or (ii) in the case of Eurocurrency Advances, in a principal amount of not less than $5,000,000 or the equivalent thereof in any Optional Currency in which that portion of the principal amount of the Advance in respect of which the prepayment is to be made is denominated. Amounts prepaid pursuant to this paragraph (b) may, subject to the terms and conditions of this Agreement, be reborrowed before the Commitment Expiry Date.

     (c) Each Borrower shall make repayments as and when required by Section 4.11(c) hereof.

     (d) Upon each repayment or prepayment by any Borrower of any principal of any Advance pursuant to any of the provisions of this Agreement, such Borrower hereby absolutely and unconditionally promises to pay to the Agent for the account of each Bank to which a portion of such payment is owing, and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Advance being repaid or prepaid on such date, together with all, if any, other sums then due and payable hereunder in respect of the principal of the Advance being repaid or prepaid on such date, including, but not limited to, any sums payable in accordance with Sections 4.7 and 4.8 hereof. Whenever any interest on and any principal of an Advance are paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

     (e) Each repayment or prepayment of principal which is less than the entire unpaid principal amount owed by any Borrower under this Agreement in respect of any Syndicated Advance, shall be allocated among the Banks in proportion, as nearly as practicable, to the unpaid principal amount of each Bank's portion of such Syndicated Advance, with adjustments to the extent practical to equalize any prior payments not exactly in proportion.

     (f) The obligations of each Borrower to repay all amounts borrowed by it hereunder, all interest thereon and all fees and other amounts payable by it in respect thereof shall be evidenced by this Agreement and by individual loan accounts (the "Loan Accounts" and individually, a "Loan
Account") maintained by the Agent on its books for each of the Banks, it being the intention of the parties hereto that, except as provided for in paragraph (g) of this Section 4.4, each Borrower's obligation with respect to Advances are to be evidenced only as stated herein and not by separate promissory notes.

     (g) Any Bank may at any time, and from time to time, request that any Advances outstanding to such Bank be evidenced by a promissory note or notes (the "Notes") of the applicable Borrower. Upon such request, the applicable Borrower shall promptly execute and deliver to such Bank a Note substantially in the form of Exhibit A attached hereto, appropriately completed. Upon execution and delivery by a Borrower of a Note, such Borrower's obligation to repay the Advances made to it by such Bank and all interest thereon shall thereafter be evidenced by such Note.

     (h) Notwithstanding any other provision of this Agreement, each Fixed Rate Advance shall mature and become due and payable in full on the last day of the Interest
Period relating thereto (whether upon the initial borrowing thereof or upon the continuation thereof, or any Conversion of any such Fixed Rate Advance pursuant to Section 2.4). However, at such maturity the Borrower thereof shall be entitled inter alia to reborrow the principal amount of each Syndicated Advance as a new Syndicated Advance of the same type by continuation of such Advance or a Syndicated Advance of a different type by Conversion pursuant to Section 2.4(a), for one or more additional Interest Periods, subject to all of the conditions precedent set forth in Section 6.1, exclusive, however, of Section 6.1(e) to the extent such section incorporates
Section 7.1.7. At the time of each such reborrowing as a new Syndicated Advance the Company shall be deemed to have made a representation, and if the Advance is outstanding to a Borrowing Subsidiary, such Borrowing Subsidiary shall be deemed to have made a representation, in each case, to the effect set forth in Section 6.1(e), except in respect of Section 7.1.7. The provisions of this Section 4.4(h) apply to the repayment and reborrowing of Syndicated Advances which do not result in an increase in the aggregate principal amount of Syndicated
Advances at the time outstanding. Borrowings increasing such aggregate principal amount are governed by the provisions of this Section 4.4 and the whole of Section 6.1.

     4.5.  Payments and Computations.

     (a) Each payment payable by a Borrower (i) denominated in Dollars hereunder shall be made to the Agent at its Head Office, in immediately available funds, or, (ii) denominated in any Optional Currency shall be made in immediately available funds, for the account of the Agent at a depository designated by the Agent in the country in which such Optional Currency is legal tender. Each payment in respect of any Advance made by a Borrower shall be made in the same currency in which such Advance was made. Each Borrower authorizes the Agent to charge any of its respective accounts with the Agent or the Banks for payments of principal, interest and commitment fees due from it hereunder or any other fees payable by it which are provided for in Section 5 hereof.

     (b)  If any sum would, but for the provisions of this
Section 4.5(b), become due and payable hereunder on a day which is not a Business Day, then such sum shall become due and payable on either the Business Day next preceding or the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder, such Business Day to be selected (which selection shall be conclusive and binding on each Borrower) by the Agent in accordance with the Agent's current banking practice in the relevant interbank Eurocurrency market or Boston (as the case may be) and notified to such Borrower not less than five (5) Business Days prior to such non-Business Day, and interest and fees hereunder shall be adjusted accordingly.

     (c) All computations of interest and fees payable hereunder shall be made by the Agent on the basis of actual number of days elapsed and on a 360-day year provided that, interest on Base Rate Advances shall be calculated based on a 365-day year.

     (d) Each determination by the Agent of an amount of interest or any fee payable by any Borrower hereunder shall, save for manifest error, be conclusive and binding upon the Borrower.

     (e) Promptly upon receipt of all payments under this Agreement with respect to Syndicated Advances, the Agent shall pay to each of the Banks its pro rata share thereof.
Promptly upon receipt of all payments with respect to Money
Market Advances, the Agent shall pay the proper portion of such payment to each Bank which made such Money Market
Advance.

     4.6. Payments to be Free of Deductions. All payments by the Borrowers under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless a Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon a Borrower with respect to any amount payable by it hereunder, the Borrower will pay to the Agent for the account of each Bank, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable each Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower. Each Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder.

     4.7.  Additional Costs, Changes in Circumstances, etc.

     (a) Anything herein to the contrary notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Agent or any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Agent or any Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the amount of any Commitment or the Total Commitment, or the payment to the Agent or any Bank of any amounts due to it hereunder, or
(ii) materially change the basis of taxation of payments to the Agent or any Bank of the principal or the interest on or any other amounts payable to the Agent or any Bank hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by an office of the Agent or any Bank in respect of the transactions contemplated herein, or
(iv) impose on the Agent or any Bank any other condition or requirement with respect to this Agreement, any Commitment or the Total Commitment, and the result of any of the foregoing is (A) to increase the cost to any Bank of making, funding or maintaining all or any part of the Advances, or
(B) to reduce the amount of principal, interest or other amount payable to any Bank hereunder, or (C) to require the Agent or any Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Agent or any Bank from any Borrower hereunder, then, and in each such case not otherwise provided for hereunder, such Borrower will, upon demand made by the Agent accompanied by calculations thereof in reasonable detail, pay to the Agent for its account or for the account of such Bank, as the case may be, such additional amounts as will be sufficient to compensate them for such additional cost, reduction, payment or foregone interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Agent or any Bank.

     (b) If the Agent shall determine that any change in applicable law shall make it unlawful for any Bank to comply with or to maintain its obligations to fund Eurocurrency Rate Advances, Money Market Eurocurrency Advances or Advances in any Optional Currency hereunder in the relevant interbank market, then the Agent may notify any affected Borrower of such determination in writing. If the Agent so notifies such Borrower, then (i) each Bank's obligations to fund such Advances as Eurocurrency Rate Advances, Money Market Eurocurrency Advances or in such Optional Currency or Currencies, as the case may be, shall terminate in full on and as of the date of such notice, and (ii) such Advances shall on the last day of any Interest Period which is current when the Borrower is so notified or, if the same would be unlawful, then as soon as practicable after the date of such notice, be automatically Converted to Base Rate Advances.

     (c) If any change in law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any of the Banks or any Person controlling any of the Banks and such Bank determines that the amount of capital required is increased by or based upon the existence of the credit facility established hereunder or any Advances made pursuant hereto then such Bank shall notify the Company of such fact showing the calculation thereof in reasonable detail. To the extent that the costs of such increased capital requirements are not reflected in the Base Rate, Eurocurrency Rate, Money Market Margin, Money Market Absolute Rate, or in amounts paid by a Borrower pursuant to Section 4.7(a) hereof, the Company and such Bank shall thereafter attempt to negotiate in good faith an adjustment within thirty days of the day on which the Company receives such notice. If no such adjustment is agreed pursuant thereto within such time, then commencing on the date of such notice (but not earlier than the effective date of any such change), the amounts payable by the applicable Borrower hereunder shall increase by an amount which will, in such Bank's reasonable determination, provide adequate compensation. Such Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     4.8. Indemnification. In the event that any Borrower shall at any time (a) repay or prepay any principal of any Fixed Rate Advance on a date other than the last day of the Interest Period with respect thereto, whether such repayment or prepayment is pursuant to Sections 4.4, 4.11, as a result of acceleration or otherwise, or (b) for any reason (other than as permitted under Sections 4.3 and 4.7(b) hereof) fail to borrow or Convert any Fixed Rate Advance (including, without limitation, any Money Market Advance for which the Borrower has accepted the Money Market Quote), as requested, such Borrower shall, upon demand by the Agent accompanied by calculations in reasonable detail, pay to the Agent for the account of the Banks any amounts required to compensate the Banks for any and all losses, costs and expenses of the Banks (other than incidental, special, indirect or consequential damages, except to the extent that the amount calculated in accordance with the formula set forth below could be construed as constituting such incidental, special, indirect or consequential damages) in respect of the Borrower's payment, prepayment or failure to borrow or Convert, on the date of such payment or failure to borrow or Convert, including, but not limited to, compensation relating to liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advances. Such compensation may include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not borrowed or so Converted for the period from the date of such payment or prepayment or failure to borrow or so Convert to the last day of the then current Interest Period for such Advances (or, in the case of a failure to borrow or Convert the Interest Period for such Advances which would have commenced on the date of such failure to borrow or Convert) at the applicable rate of interest for such Advances provided for herein, over (y) the amount of interest (as reasonably determined by the Agent in consultation with the Banks) the Banks would have paid on Eurocurrency deposits, certificates of deposit or deposits used to fund Advances at the Money Market Absolute Rate (as the case may be) of comparable amounts having terms comparable to such period placed with it by leading banks in the relevant Eurocurrency market in deposits of foreign currencies among banks, the New York certificate of deposit market or any other applicable deposits market (as the case may be).

     4.9. Reduction or Termination by the Company of Total Commitment. Prior to the Commitment Expiry Date the Company may from time to time reduce, pro rata according to the Banks' respective Commitment Percentages in the aggregate principal amount of $5,000,000 or any integral multiple thereof, or at any time terminate, the Total Commitment, in each case by giving at least ten (10) Business Days' prior written notice thereof to the Agent and, if necessary, making, or causing to be made, a payment against principal of the Advances in such amount as will reduce the unpaid principal balance thereof to an amount not in excess of the desired reduced amount of the Total Commitment or, if the Total Commitment is being terminated, paying, or causing to be paid, all obligations then due hereunder, including, but not limited to, any accrued fees payable pursuant to Section 5 hereof. No reduction or termination of the Commitment Percentages of the Banks may be reinstated.

     4.10. Regulation D Compensation. Each Bank may require a Borrower to pay, contemporaneously with each payment of interest on Eurocurrency Advances or Money Market Eurocurrency Advances, as the case may be, additional interest on the related Advance of such Bank at a rate per annum equal to the excess of (i) (A) the applicable
Eurocurrency Rate divided by (B) one minus the Eurocurrency Reserve Percentage over (ii) the rate specified in clause
(i)(A) of this Section 4.10. Any Bank requiring payment of such additional amounts shall notify the applicable Borrower and the Agent, showing calculations in reasonable detail, in which case such additional amounts payable in respect of such Eurocurrency Advances or Money Market Eurocurrency Advances, as the case may be, shall be payable to such Bank.

     4.11.  Optional Currencies.

     (a)  A Borrower may elect, prior to the Commitment
Expiry Date at any time or from time to time in accordance with the terms of this Agreement, to draw down or convert all or a portion of the funds available as Syndicated
Advances under this Agreement in, or to, an Optional
Currency (if any), in each case funded by the Banks on a several basis, provided that the aggregate principal amount outstanding under this Agreement immediately following any such drawdown or conversion in or to Optional Currencies (if any) shall not exceed the equivalent of the Dollar amount of the aggregate Commitments of the Banks, and provided further that any funds proposed to be converted at any one time under this Section 4.11 shall be in amounts of not less than U.S. $1,000,000 or shall be an integral multiple thereof, or the equivalent in any Optional Currency. In order to exercise the foregoing option, a Borrower must deliver to the Agent a written notice, subject to any other notice requirements under this Agreement, designating the currency in or into which the designated portion of the Borrower's Advance is to be drawn down or, as the case may be, converted, at least three (3) Business Days prior to the commencement of the subsequent Interest Period relating to such portion of the Borrower's Advance, and any such drawdown or conversion shall be effected on such date. If any such conversion notice is not delivered to the Agent by such Borrower within the required time, the Borrower shall be deemed to have elected that the relevant portion of the principal amount of the Borrower's Advance continue to be denominated in the currency in which it then currently stands denominated. No Interest Period during which a portion of the principal of a Borrower's Advance is to be denominated in any Optional
Currency shall have an Interest Payment Date which occurs after the Commitment Expiry Date.

     If the Agent determines, after consultation with the Reference Banks (which determination shall be conclusive), on or prior to the second Business Day preceding the first day of any Interest Period during which a portion of the principal of a Borrower's Advance is to be denominated (whether as a new Advance, by conversion or otherwise) in any Optional Currency, that the Optional Currency is not freely transferable and convertible into Dollars or (whether based upon such consultation or upon notification to the Agent by any Bank) that it will be impracticable for any of the Banks to fund the Advance in such Optional Currency, then the Agent shall so notify the Borrower making the election, stating the reason therefor in reasonable detail, and that portion of the principal amount of the Borrower's Advance to be drawn down or so converted shall, notwithstanding any contrary election by such Borrower or any other provisions hereof, be denominated in Dollars and be in the form of a Base Rate Advance.

     (b) Except as provided in Section 14.12 hereof, for purposes of this Agreement the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with its normal banking practices) with such specified amount in the second currency in any recognized interbank foreign currency deposits market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing on such date.

     (c) In the event that any portion of the funds available under the terms of this Agreement is denominated in one or more Optional Currencies, the Dollar equivalent of such portion of the funds shall be calculated pursuant to paragraph (b) above. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under Section 4.11(a) hereof and any required repayments under
Section 4.4(c) hereof. Notwithstanding the foregoing, if at any time prior to the Commitment Expiry Date, the Dollar equivalent of the aggregate principal amount outstanding hereunder shall exceed the aggregate Commitments of the Banks by an amount equal to (or exceeding) the lesser of (i) five percent (5%) of such aggregate Commitments of the Banks or (ii) $7,500,000 as a result of fluctuations in respective conversion rates, the Company shall pay or cause to be paid immediately, upon demand made by the Agent, such amounts as are sufficient to reduce the aggregate principal amount outstanding to the Dollar equivalent of the aggregate Commitments of the Bank.

     4.12. U.S. Withholding Tax Exemption Certificates. If any Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or Facility Fees are payable hereunder for its account, deliver to the Company and the Agent proper certification as to its exemption from deduction or withholding of any United States federal income taxes.

     4.13. Lending Offices. Each Syndicated Advance made by a Bank in an Optional Currency, and each payment by any Borrower in respect thereof, shall be made by, or, as the case may be, for the account of, such applicable lending office of such Bank as such Bank may from time to time specify in writing to the Agent.

Section 5.  FEES.

     5.1. Facility Fee. The Company agrees to pay to the Agent for the account of the Banks on the first day of each December, March, June and September hereafter, so long as the Banks' Commitment to make Advances hereunder is outstanding, a facility fee (the "Facility Fee") on the average daily amount of the Total Commitment during the preceding three-month period or portion thereof. The
Facility Fee shall be one-eighth of one percent (1/8%) per annum of the Total Commitment and shall be allocable among the Banks in accordance with their respective Commitment
Percentages.

     5.2. Agent's Fee. The Company hereby agrees to pay the Agent an agent's fee (the "Agent's Fee") in the amounts and at the times described in a letter agreement (the "Fee
Letter Agreement") between the Company and the Agent, dated as of the date hereof.

Section 6.  CONDITIONS OF LENDING.

     6.1. Conditions Precedent to Each Advance. The obligation of the Banks to make any Advance is subject to the performance by the Company or the Borrowing Subsidiary, as the case may be, of all its agreements theretofore to be performed by it hereunder and to the satisfaction, prior to or at the time of making such Advance, of the following conditions:

     (a) The Agent shall have timely received from the applicable Borrower any notice required under any provisions of this Agreement, signed by any one of the Chief Executive Officer, Vice President-Finance, Treasurer, Assistant Treasurer or Chief Financial Officer of the Company and if the Borrower is a Borrowing Subsidiary, an individual having comparable authority to any of such officers, which request, without more, will constitute certification by such officers as to the matters set forth in paragraphs (c) and (e) below;

     (b) The Agent and the Banks shall have received duly certified copies of the necessary and appropriate (if any) votes passed or other corporate action taken by the Board of Directors of the Borrower with respect to authorizing and approving the transactions contemplated by this Agreement, and duly certified copies of the incorporation or charter documents, by-laws, and other organizational documents of such Borrower, together with appropriate certificates of public officials as to the legal existence and corporate good standing of such Borrower;

     (c) All necessary and appropriate (if any) votes, resolutions, consents, waivers, approvals, amendments and other action on the part of the Board of Directors of the Company or any Subsidiary, or on the part of any holders of Indebtedness or shares of capital stock of any class or classes of the Company or any Subsidiary necessary and appropriate to have been obtained or effected in order to carry out its obligations to be performed pursuant to this Agreement shall have been duly obtained or effected and shall be in full force and effect;

     (d) The making of an Advance shall not contravene any law or rule or regulations thereunder or any Executive Order of the President of the United States binding on the Borrower or any Bank;

     (e) Subject to Section 4.4(h) hereof, the representations and warranties in Section 7 hereof and all other representations in writing made by or on behalf of the Company or any Subsidiary to the Banks in connection with the transactions contemplated by this Agreement shall be true as of the date on which they were made and shall also be true at and as of the time of the making of the Advance with the same effect as if made at and as of the time (except that each reference to financial statements shall be deemed a reference to the latest such financial statements delivered hereunder and except to the extent of changes resulting from transactions contemplated by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse in relation to the Company and its Subsidiaries on a Consolidated basis, and to the extent that such representations and warranties relate expressly to an earlier date or to projections relating to the business of the Company and the Subsidiaries delivered to the Banks prior to the date of this Agreement) and no Default or Event of Default shall exist; and

     (f) All fees, and all expenses and other amounts due and payable pursuant hereto prior to or on the date of the Advance shall have been paid.

     6.2.  Conditions Precedent to First Advance.

     (a)  The obligation of the Banks to make the first
Advance to the Company hereunder is subject to all of the conditions set forth in Section 6.1 hereof and to the following further conditions, each to be fulfilled to the satisfaction of each of the Agent and the Banks:

(i) This Agreement and the Fee Letter Agreement shall have been duly executed and delivered by the parties thereto;

(ii) The Company shall have certified to the Agent and the Banks the name and a specimen signature of each officer of the Company authorized to sign requests for Advances on behalf of the Company. The Agent and the Banks may rely conclusively on such certification until the Agent receives notice in writing to the contrary from the Company;

(iii) The Agent and the Banks shall have received an opinion addressed to the Banks from Christine C. Ciotti, Esq., counsel for the Company, in form and substance satisfactory to the Agent as to the matters relating to the Company specified in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5,
7.1.11, 7.1.12 and 7.1.13, and as to such other matters as the Agent and the Banks may reasonably request; and

(iv) On and as of the date of this Agreement, the lending commitments of the respective lenders under the Prior Credit
Agreements shall have been terminated in full and all amounts owing thereunder, whether in respect of fees, expenses, or otherwise, shall have been paid in full.

     (b)  The obligation of the Banks to make the first
Advance (which shall mean the initial Advance to a Subsidiary after each election by such Subsidiary to become a Borrowing Subsidiary) to any Borrowing Subsidiary is subject to all of the conditions set forth in Section 6.1 hereof and to the following further conditions, each to be fulfilled to the satisfaction of each of the Agent and the
Banks:

(i) Such Borrowing Subsidiary shall have certified to the Agent and the Banks the name and a specimen signature of each officer of such Borrowing Subsidiary authorized to sign requests for Advances on behalf of such Borrowing Subsidiary. The Agent and the Banks may rely conclusively on such certification until the Agent receives notice in writing to the contrary from such Borrowing Subsidiary;

(ii) The Agent and the Banks shall have received an opinion addressed to the Banks from counsel to such Borrowing Subsidiary, such counsel to be reasonably acceptable to the Agent, in form and substance reasonably satisfactory to the Agent and the Banks, as to matters relating to such Subsidiary specified in Sections 7.1.4, 7.1.11, 7.1.13, 7.2.1, 7.2.2, 7.2.3 and 7.2.4 as to such other matters as the Agent and the Banks may reasonably request; provided that as to factual matters referred to therein, such opinion may be given based on such counsel's best knowledge after reasonable inquiry; and

(iii) The Agent and the Banks shall have received a certificate from a duly authorized officer of such Borrowing Subsidiary, representing and warranting to the Banks, on behalf of such Borrowing Subsidiary, that no approval of, or filing with, any governmental agency or authority (which has not already been obtained) is required to make valid and legally binding the execution, delivery and performance of the election to become a Borrower and this Agreement and consummation of the transactions contemplated hereby.

Section 7.  REPRESENTATIONS AND WARRANTIES.

     7.1.  Representations and Warranties of the Company.
The Company represents and warrants to the Banks that:

     7.1.1. Organization, Good Standing, Authority, etc. The Company and each Subsidiary (a) is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and (c) to the best of the Company's knowledge, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its properties or its business requires such qualification except where the failure to so qualify or be in good standing will not have a materially adverse effect on the Company and its Subsidiaries on a Consolidated basis. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are within the corporate authority of the Company, have been authorized by proper corporate proceedings and do not and will not contravene any provisions of its charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or, to the best of the Company's knowledge, any provisions of law or of any indenture, agreement, instrument or undertaking binding upon the Company or any Subsidiary. The execution, delivery and performance of this Agreement by the Company will result in valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditor's rights and the availability of equitable remedies.

     7.1.2. Governmental Approvals. No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery and performance of this Agreement and consummation of the transactions between the parties hereto contemplated hereby.

     7.1.3. Subsidiaries. Attached hereto as Schedule 2 is a schedule which correctly identifies all present Subsidiaries. All of the issued and outstanding shares of stock of each Subsidiary have been validly issued and are fully paid and non-assessable and, except for directors' qualifying shares and as otherwise noted on Schedule 2 hereto, are owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on transfer. Except as described on Schedule 2 hereto, no rights to subscribe to additional shares of stock of any Subsidiary have been granted to any entity other than the Company or any majority-owned Subsidiary.

     7.1.4.  Compliance with Other Instruments.  Neither the
Company nor any Subsidiary is in material default under any provisions of its charter, other incorporation papers, by-laws or stock provisions or any amendment thereof.

     7.1.5. Litigation Except as disclosed in the Company's reports filed with the Securities and Exchange Commission on Forms 10-K for the fiscal year ended December 31, 1993 and 10-Q for the fiscal quarter ended April 2, 1994 (copies of which have been provided to the Banks on or prior to the date hereof), no action, suit, investigation or proceeding is pending or known to be threatened against the Company or any Subsidiary before any court or administrative agency which, by itself or taken together with other such litigation, could reasonably be expected to have a material adverse effect upon the business or financial condition of the Company and its Subsidiaries on a Consolidated basis.

     7.1.6.  Financial Statements.  The Company has
heretofore furnished to the Agent (with copies for each of the Banks) a Consolidated balance sheet, income statements, and statements of cash flow as of and for the fiscal years ended December 31, 1993, audited and reported upon by Coopers & Lybrand, independent public accountants. Such balance sheet, income statements and statements of cash flow present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated. Such balance sheet, together with the notes thereto, discloses all material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof. The financial statements referred to in this Section 7.1.6 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     7.1.7.  Changes.  Since the date of the latest
financial statements delivered by the Company pursuant to
Section 8.7 hereof, there has been no change in the assets, liabilities, financial condition or business of the Company and its Subsidiaries on a Consolidated basis, other than changes the effect of which has not been in any case, or in the aggregate, materially adverse.

     7.1.8. Business. The Company and its Subsidiaries have good and marketable title to their properties and assets, including such properties and assets as are reflected in the Consolidated balance sheets referred to in
Section 7.1.6 hereof or acquired after the date hereof
(subject to liens, defects in title or other encumbrances permitted under Section 9.1 hereof) except for those properties and assets disposed of since that date. The Company and each Subsidiary owns or possesses the right to own all the franchises, rights and licenses necessary for the conduct of its business as now conducted in all material respects on a Consolidated basis.

     7.1.9. Taxes. All federal, state and other tax returns of the Company and the Subsidiaries required by law to be filed have been filed, and all federal, state and other taxes, assessments and other governmental charges upon the Company and the Subsidiaries or their properties which as shown thereon to be due have been paid except such of those items as are being in good faith appropriately contested by the Company or such Subsidiary, and as to which appropriate reserves (in accordance with generally accepted accounting principles) have been set aside on the Company's or such Subsidiary's books. The Company has set aside on its books provisions reasonably adequate for the payment of all taxes for periods which have elapsed subsequent to the periods for which such returns have been filed.

     7.1.10. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

     7.1.11. Regulation U. (a) Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock; (b) no part of the proceeds of the Advances will be used, directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the regulations of the Board including, without limitation, Regulations G, T, U and X thereof; and (c) on the date of and after giving effect to each Advance, the Company and its Subsidiaries on a Consolidated basis will not beneficially own any Excess Margin Stock in an amount greater than the value (as determined in accordance with the provisions of Regulation U of the Board) of Permitted Margin Stock.

     7.1.12. Pension Plans. The Company and each ERISA Affiliate is in compliance in all material respects with those provisions of ERISA and the regulations and published interpretations thereunder which are applicable to the Company and each ERISA Affiliate. As of the date hereof, no Reportable Event has occurred with respect to any Plan or Plans as to which the Company or any ERISA Affiliate was required to file a report with the Pension Benefit Guaranty Corporation, and no material unfunded benefit liabilities exist under any Plan.

     7.1.13. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a "company controlled" by an "investment company" or an "affiliate" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     7.2.  Representations and Warranties of Each Borrowing
Subsidiary. Each Borrowing Subsidiary shall be deemed by the execution and delivery of its election to become a Borrowing Subsidiary to have represented and warranted to the Banks as of the date thereof as follows:

     7.2.1.  Organization, Good Standing, Authority etc.  It
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and
(c) to the best of its knowledge, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its property or business requires such qualification except where the failure to so qualify or be in good standing will not have a materially adverse effect on the Company and its Subsidiaries on a Consolidated basis. The execution, delivery and performance of its election to become a Borrowing Subsidiary, and the performance of its obligations thereunder and under the provisions of this Agreement applicable to it are within the corporate authority of such Borrowing Subsidiary, have been duly authorized by all necessary corporate proceedings, and do not and will not contravene any provisions of its charter, other incorporation papers, by-laws or any stock provision or any amendment thereof, or, to the best of its knowledge, any provisions of law or any indenture, agreement, instrument or undertaking binding upon it. The execution, delivery and performance of its election to become a Borrowing Subsidiary will result in valid and legally binding obligations of such Borrowing Subsidiary, enforceable against it in accordance with the terms and provisions thereof and hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditor's rights and the availability of equitable remedies.

     7.2.2. Governmental Approvals. No approval or consent of, or filing with, any governmental agency or authority (which has not already been obtained) is required to make valid and legally binding the execution, delivery and performance of the election to become a Borrower and this Agreement and consummation of the transactions contemplated hereby.

     7.2.3.  Borrowing Subsidiary.  It qualifies as a
Borrowing Subsidiary under this Agreement.

     7.2.4. Investment Company; Public Utility Holding Company. Such Borrowing Subsidiary is not an "investment company" or a "company controlled" by an "investment company" or an "affiliate" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Such Borrowing Subsidiary is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Section 8.  CERTAIN AFFIRMATIVE COVENANTS.

     The Company covenants and agrees that, so long as any amounts are owing with respect to this Agreement or any Bank shall have a Commitment hereunder, the Company will (and to the extent applicable to any Subsidiary, will insure like compliance by each such Subsidiary):

     8.1. Punctual Payment. Duly and punctually pay or cause to be paid the principal of and interest and all other sums due under this Agreement in accordance with the terms hereof.

     8.2. Conduct of Business. (1) Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority of the United States of America or any political subdivision thereof or any other jurisdiction to which the Company or any of its Subsidiaries may be subject, a violation of which could reasonably be anticipated to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries on a Consolidated basis, (2) at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and the businesses of its Subsidiaries; provided that the foregoing shall not be construed to prohibit disposal by the Company or any of its Subsidiaries of any thereof if such disposal could not reasonably be anticipated to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries on a Consolidated basis, and (3) maintain and operate its businesses (on a Consolidated basis) in substantially the manner in which they are presently conducted and operated.

     8.3. Taxes, etc. Except where failure to do so could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries on a Consolidated basis, duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a lien or charge upon any of its property, except such of those items as are being in good faith appropriately contested by it.

     8.4. Maintenance of Properties. Except where failure to do so could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries on a Consolidated basis, maintain and keep the properties used or deemed by it to be useful in its business in good repair, working order and condition, and make or cause to be made all needful and proper repairs thereto and replacements thereof.

     8.5. Maintenance of Insurance. Maintain with financially sound and reputable insurers, insurance, including specifically product liability insurance, with respect to properties and business of the Company and the Subsidiaries against such casualties and contingencies and in such types and amounts as shall be in accordance with reasonable business practices.

     8.6. Records and Accounts. Keep true records and books of account in which full, true and correct entries will be made and maintain appropriate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves, all in accordance with generally accepted accounting principles.

     8.7.  Financial Statements.  Furnish to the Banks:

     (a) as soon as practicable and in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, consolidated balance sheets of the Company and the Subsidiaries as at the end of such period and the previous fiscal quarter, and Consolidated income statements and statements of cash flow of the Company and the Subsidiaries for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise disclosed, subject to changes resulting from audit and year-end adjustments, by the principal financial officer of the Company as such financial statements shall appear in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission;

     (b) as soon as practicable and in any event within 90 days after the end of each fiscal year a Consolidated balance sheet of the Company and the Subsidiaries as at the end of such year, and Consolidated income statements and statements of cash flow, and, stockholders' equity of the Company and the Subsidiaries for such year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise disclosed, and accompanied by a report and opinion of Coopers & Lybrand, certified public accountants, or other independent certified public accountants of internationally recognized standing selected by the Company which opinion and report shall have been prepared in accordance with generally accepted auditing standards, as such financial statements shall appear in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission;

     (c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its stockholders generally, and of all regular and periodic reports filed by the Company or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission except for information so filed but not available for public inspection (unless such information is adverse and material in amount with respect to the Consolidated financial condition or business of the Company and its Subsidiaries);

     (d) from time to time any such information regarding the business and financial condition of the Company and the Subsidiaries as may reasonably be requested by the Agent;
and

     (e) if the Company shall at any time obtain knowledge of the existence of any Default or Event of Default, the Company shall forthwith deliver to the Banks a certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

     At the time of each delivery of financial statements pursuant to paragraphs (a) and (b) of this Section 8.7, the Company shall furnish a certificate (a "Compliance Certificate") of the Vice President of Finance or the President, any Vice
President, or the Treasurer of the Company (substantially in the form of Exhibit G hereto).

     8.8. Inspection. Permit any officer or employee designated by any Bank, at such Bank's expense, to visit and inspect any of its properties and to examine its books and discuss the business, finances and accounts of the Company or any Subsidiary with its officers, all at such reasonable times, to a reasonable extent, in a reasonable manner and as often as any Bank may reasonably request. All information and documents concerning the Company, any Borrowing
Subsidiary or any other Subsidiary supplied by the Company and/or the Borrower to the Banks and designated as confidential in connection with any inspection hereunder shall be held in confidence by the Banks and the Banks shall not disclose such information and documents, except that the Borrower and the Company hereby authorize the Banks to disclose any information obtained pursuant to this Agreement
(a) to any bank regulatory authority, (b) to any independent auditor of the Bank, provided that such independent auditors (other than governmental bank examiners) enter into a confidentiality agreement substantially similar to the Banks' agreement in this Section 8.8, (c) to all other appropriate governmental regulatory authorities or courts of competent jurisdiction to the extent required or subpoenaed, and to other appropriate Persons to the extent required by applicable law or legal process, but only (in each case) to the extent permitted by applicable laws and regulations, including those applying to classified material, and (d) to any other of the Banks or to any such Bank's counsel.

     8.9. Notice of Litigation. Promptly give notice in writing to the Agent of the commencement of, and any material determination in, all litigation and arbitration not substantially covered by effective insurance and all proceedings before any governmental or regulatory agencies affecting the Company or any Subsidiary, except litigation, arbitration or proceedings which, if adversely determined, could not reasonably be anticipated to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries on a Consolidated basis.

     8.10. Further Assurances. Cooperate with the Agent and take such action and execute such further certificates, opinions and other documents as the Agent shall reasonably request to carry out to the Agent's reasonable satisfaction the terms of this Agreement.

     8.11.  Borrowing Subsidiaries.  (a) Permit only a
Wholly-owned Subsidiary, which will be qualified as a Borrowing Subsidiary as defined in this Agreement, to execute and deliver an election to become a Borrowing
Subsidiary and to request Advances from the Banks, and (b) maintain a majority ownership interest or, with the prior written consent of the Majority Banks, a minority ownership interest, whether directly or indirectly, free and clear of all liens and encumbrances, in each Borrowing Subsidiary.

     8.12. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent (i) as soon as possible, and in any event within 30 days after any officer of the Company knows or has reason to know that there has occurred any Reportable Event with respect to any Plan, a statement of an officer of the Company, setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if any notice is required to be given to the Pension Benefit Guaranty Corporation, (ii) within 10 days after a filing with the Pension Benefit Guaranty Corporation, pursuant to Section 412(n) of the Code, of a notice of failure to make a required installment or other payment with respect any Plan, a statement of a financial officer of the Company setting forth details as to such failure and the action that the Company proposes to take with respect thereto, together with a copy of such notice given to the Pension Benefit Guaranty Corporation, (iii) promptly after receipt thereof, a copy of any notice the Company may receive from the Pension Benefit Guaranty Corporation relating to the intention of the Pension Benefit Guaranty Corporation to terminate any Plan or Plans, or to appoint a trustee to administer any Plan or Plans and (iv) promptly after receipt by the Company of a notice of complete or partial withdrawal liability from the sponsor of a Multiemployer Plan, a copy of such notice together with the statement of a financial officer of the Company setting forth details of such withdrawal and action proposed to be taken with respect thereto.

     8.13. Ownership of Subsidiaries. At all times keep each of its Subsidiaries as a majority-owned Subsidiary, directly or indirectly, and shall not, nor permit any Subsidiary to, sell, transfer or otherwise dispose of such securities convertible into, or options, warrants or rights to subscribe for or purchase any shares of, any of its Subsidiaries as would, upon conversion or exercise of any or all thereof (regardless of whether any are then convertible or exercisable), cause the Company to own directly or indirectly less than a majority of all the issued and outstanding shares of such Subsidiary; provided that the Company may, and may permit any Subsidiary to, from time to time sell, transfer or otherwise dispose of shares, or such securities, options, warrants or rights, of any Subsidiary so as to cause such result if immediately thereafter the aggregate net worth (as to each such sale, transfer or disposition at the time thereof and as shown on the Consolidated books of the Company maintained in accordance with this Agreement) of all Subsidiaries as to which any such sale, transfer or other disposition shall have taken place after the date of this Agreement would be permitted if treated as an asset sale pursuant to Section 9.2(d) hereof.

Section 9. CERTAIN NEGATIVE COVENANTS. So long as any amounts are outstanding hereunder or any Bank shall have a Commitment hereunder:

     9.1. Liens. The Company will not and will not permit any Subsidiary to incur, create, assume or permit to exist any lien on any of its property or assets (including the stock of any direct or indirect Subsidiary), whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interest in any future revenues (other than license or royalty obligations incurred by the Company in the ordinary course of its business), except:

     (a) liens incurred and pledges and deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, old-age pensions and other social security benefits;

     (b) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

     (c) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings and as to which the Company or a Subsidiary, as the case may be, shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves;

     (d) liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Company or a Subsidiary, as the case may be, shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves;

     (e) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

     (f) liens upon any real property acquired or improved by the Company or a Subsidiary which are created or incurred contemporaneously with, or within six months after, such acquisition or improvement to secure or provide for the payment of any part of the purchase price of such real property or the cost of such improvement (but no other amounts); provided that no such lien shall apply to any property of the Company or any Subsidiary except such real property;

     (g) liens on property of the Company or a Subsidiary existing at the time such property is acquired by the Company or a Subsidiary, or on property of another person existing at the time such person becomes a Subsidiary; provided that such liens were not created in contemplation of the acquisition by the Company or such Subsidiary of such property or such person;

     (h) liens on the property or assets of any Subsidiary in favor of the Company or a Wholly-owned Subsidiary;

     (i) liens on real property existing on the date hereof and listed on Schedule 3 hereto;

     (j)  liens on the real property described in Schedule
4; provided that such liens shall not secure any Debt at any time in excess of 100% of the fair market value of such property at such time, as reasonably determined by independent appraisal;

     (k)  liens consisting of the sale-leaseback
arrangements with respect to certain computer equipment permitted by Section 9.2(c)(i) hereof;

     (l)  liens on Excess Margin Stock; and

     (m) extensions, renewals and replacements of liens referred to in paragraphs (a) through (l), provided that any such extension, renewal or replacement lien shall be limited to the property or assets covered by the lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed or replaced.

     9.2. Merger, Consolidation or Sale of Assets, etc. Neither the Company nor any Subsidiary will consolidate with or merge into any other person, or sell, lease, transfer or assign to any person or otherwise dispose of (whether in one transaction or a series of transactions) all or any material portion of its assets (whether now owned or hereafter acquired), other than inventory sold in the ordinary course of business upon customary credit terms, or permit another person to merge into it, or acquire all or substantially all the capital stock or assets of any other person, except that (so long as immediately thereafter and after giving effect thereto no Event of Default has occurred and is continuing) from time to time:

     (a) any person may be merged with or into or consolidated with the Company or any Subsidiary in a transaction in which the surviving entity is the Company or a Subsidiary,

     (b) the Company or any Subsidiary may acquire all or substantially all the capital stock or assets of another
Person,

     (c) the Company or any Subsidiary may sell in order to lease back (i) computer equipment having an aggregate Consolidated net book value (as to each such sale at the time thereof and as shown on the Consolidated books of the Company maintained in accordance with this Agreement) not exceeding $30,000,000 and (ii) property described in
Schedule 4 hereto,

     (d) in addition to the foregoing, the Company or any Subsidiary may sell, lease, transfer or assign

(i) material tangible assets, net of any accompanying liabilities other than accounts receivable and contracts, which may be sold in accordance with subsection 9.2(d)(ii) below, if and only to the extent that immediately thereafter the aggregate net book value (as to each such sale at the time thereof and as shown on the Consolidated books of the Company maintained in accordance with this Agreement) of all such net assets so sold after the date of this Agreement would not exceed the greater of fifteen percent (15%) of Consolidated Tangible Assets or $75,000,000, and

(ii) contracts and accounts receivable pursuant to Third-Party Financing Arrangements in the ordinary course of business, so long as the aggregate face amount of all such contracts and receivables sold in any quarter shall not exceed thirty-five percent (35%) of the total sales of the Company for the prior fiscal quarter of the Company.

     9.3. Minimum Consolidated Net Worth. The Company will not permit Consolidated Net Worth at any time to be less than an amount equal to the sum of (a) $325,000,000, plus
(b) 50% of positive Consolidated Net Income, if any, for each fiscal quarter ending during the period commencing with the fiscal quarter ending July 2, 1994 to such time, plus
(c) 100% of the proceeds of any sale after the date hereof by the Company of (i) equity securities issued by the Company, or (ii) warrants or subscription rights for equity securities issued by the Company.

     9.4. Maximum Consolidated Debt to Consolidated Net Worth Ratio. The Company will not permit its Consolidated Debt to exceed 45% of Consolidated Net Worth at any time; provided that for the purpose of this paragraph only Consolidated Debt shall not include (i) Debt which is not a personal liability of the Company or a Subsidiary and has recourse only to specified assets, and not the general assets, of the Company or any Subsidiary and Debt of any Subsidiary that has no material business other than financing by means of such Debt (herein called "Non-recourse Debt"), (ii) Capitalized Lease Obligations which are not a personal liability of the Company or a Subsidiary and which have recourse only to the assets which are the subject of the related Capitalized Lease, (iii) Consolidated Current Debt not in excess of $10,000,000, or (iv) contingent obligations of the Company or any Subsidiary for the benefit of employees so long as each such contingent obligation is approved by the Board of Directors of the Company and the aggregate amount of such contingent obligations does not exceed $20,000,000.

Section 10.  GUARANTY.

     10.1. Guaranty. For value received and hereby acknowledged and as an inducement to the Banks to make Advances to the Borrowing Subsidiaries, the Company hereby unconditionally and irrevocably guarantees: (a) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrowing Subsidiary now or hereafter existing hereunder whether for principal, interest, fees, expenses or otherwise, and (b) the strict performance and observance by each such Borrowing Subsidiary of all agreements, warranties and covenants in this Agreement applicable to each such Borrowing Subsidiary (such obligations collectively being the "Guaranteed Obligations").

     10.2. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Banks with respect thereto. The liability of the Company under this guaranty with regard to the Guaranteed
Obligations of each Borrowing Subsidiary shall be absolute and unconditional irrespective of:

     (a) any lack of validity or enforceability or any illegality of such Borrowing Subsidiary's election to become a Borrowing Subsidiary, this Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto;

      (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of such Borrowing Subsidiary or any other amendment or waiver of or any consent to departure from this Agreement (with regard to such Guaranteed Obligations);

     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of such Borrowing Subsidiary;

     (d)  any change in ownership of such Borrowing
Subsidiary;

     (e) any acceptance of any partial payment(s) from such Borrowing Subsidiary; or

     (f) any other circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, such Borrowing Subsidiary in respect of its Guaranteed Obligations.

 This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Banks upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, all as though such payment had not been made.

     10.3. Effectiveness, Enforcement. The guaranty herein of the Company shall be effective and shall be deemed to be made with respect to each Advance made to a Borrowing Subsidiary as of the time it is made. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of a Borrowing Subsidiary, and no defect in or insufficiency or want of powers of any Borrowing Subsidiary or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such guaranty. This guaranty is a continuing guaranty and shall (a) survive any termination of this Agreement and (b) remain in full force and effect until payment in full and performance of all Guaranteed Obligations and all other amounts payable under this guaranty. This guaranty is made for the benefit of the Banks and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Bank first to exercise any rights against any Borrowing Subsidiary or to exhaust any remedies available to it against any Borrowing Subsidiary or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy. In the event that acceleration of the time for payment (or the giving of notice of such acceleration) of the Guaranteed Obligations of any Borrowing Subsidiary is stayed upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement shall be immediately due and payable by the Company under the guaranty herein provided.

     10.4. Waiver. The Company hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this guaranty and any requirement that the Banks secure, perfect or protect any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrowing Subsidiary or any other person or any collateral. The Company also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed
Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

     10.5. Subrogation. The Company will not exercise any rights which it may acquire by way of subrogation under this guaranty as to a defaulting Borrowing Subsidiary, by any payment made hereunder or otherwise, until all the Guaranteed Obligations of such Borrowing Subsidiary shall have been irrevocably paid in full. If any amount shall be paid by such defaulting Borrowing Subsidiary to the Company on account of such subrogation rights at any time when all the Guaranteed Obligations of such Borrowing Subsidiary shall not have been paid in full, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Banks to be credited and applied upon the Guaranteed Obligations of such Borrowing Subsidiary, whether matured or unmatured, in accordance with the terms of this Agreement.

     10.6. Payments. All payments made by the Company pursuant to this Section 10 in respect of any Advances made to any Borrowing Subsidiary shall be made in the same currency in which such Advance was made.

Section 11.  EVENTS OF DEFAULT; ACCELERATION.

     If any of the following events shall occur and be continuing:

     (a) Principal. If any Borrower shall default in any payment of any principal amount outstanding hereunder when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise other than due to a failure of the Agent to charge an account of such Borrower having a sufficient collected credit balance; or

     (b) Interest and Fees. If any Borrower shall fail to pay any interest with respect to principal outstanding hereunder or fail to pay any Facility Fee or any other fee payable pursuant to Section 5 hereof within three (3) Business Days after the due date thereof, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise other than due to a failure of the Agent to charge an account of such Borrower having a sufficient credit balance; or

     (c) Negative Covenants and Guaranty. If any Borrower shall default in the performance of or compliance with (i) any term contained in any of Sections 9.2, 9.3, 9.4, or 10 hereof, or (ii) any term contained in Section 9.1 hereof as a result of liens or security interests with respect to any property or assets of the Company or any Subsidiary having an aggregate net book value at such time exceeding the Threshold Lien
Amount; or

     (d) Other Covenants. If any Borrower shall default in the performance of or compliance with (i) any term contained in Sections 8 or 9.1 (other than as set forth in Section 11(c) hereof), and such default shall not have been remedied within fourteen (14) days after written notice thereof shall have been given to such Borrower by the Agent, or (ii) any term contained herein other than those referred to above in this
Section 11, and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to such Borrower by the Agent; or

     (e)  Representations and Warranties.  If any
representation or warranty made in writing by or on behalf of any Borrower herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made, provided that, if any representation or warranty proves to have been false or incorrect in any material respect, such event shall not constitute an "Event of Default" hereunder if, in the Majority Banks' reasonable judgment, such event is capable of being remedied, and it is remedied within fourteen (14) days after written notice thereof shall have been given to the Company and, in the case of a Borrowing Subsidiary, such Borrowing Subsidiary, by the Agent; or

     (f) Cross Default. If the Company or any Subsidiary shall default (as principal or guarantor or other surety and, in the case of any Subsidiary, such default shall not have been cured within two (2) Business Days) in the payment of any principal or premium, if any, or interest on any other Debt to the Banks, or any other Debt in respect of borrowed money or credit received or in respect of any Capitalized Leases having an outstanding principal amount equal to $10,000,000 or more in the aggregate, or if the Company or any Subsidiary shall fail to comply with any of the material terms of any evidence of such Debt or any mortgage, pledge, assignment, indenture or other agreement relating thereto, if as a consequence thereof the holder of such Debt shall have the right to declare all amounts payable with respect thereto to be due and payable by reason of such default; or

     (g) Declaration of Bankruptcy. If the Company or any Subsidiary makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a trustee, custodian, liquidator or receiver of the Company or any Subsidiary or of any substantial part of the assets of the Company or such Subsidiary or commences any proceeding relating to the Company or such Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or

     (h) Undischarged Petitions. If any such petition or application is filed or any such proceeding is commenced against the Company or any Subsidiary, and the Company or such Subsidiary indicates its approval thereof, consent thereto or acquiescence therein or any petition, application or proceeding remains undischarged for forty-five (45) days, or an order is entered appointing any such trustee, custodian, liquidator or receiver, or adjudicating the Company or any Subsidiary bankrupt or insolvent, or approving a petition in any such proceeding; or

     (i) Dissolution. If any order is entered in any proceeding by or against the Company or any Subsidiary decreeing or permitting the dissolution or split-up of the Company or any Subsidiary or the winding-up of its affairs, except that the Company may dissolve any Subsidiary (other than a Borrowing Subsidiary owing any amounts under this Agreement at such time) not necessary, in the Company's judgment, to the ongoing conduct of the Company's business;
or

     (j)  Judgments.  If there shall be in force,
undischarged, unsatisfied and unstayed, for more than thirty
(30) days, whether or not consecutive, any final judgment against the Company or any Subsidiary which is materially adverse to the Company and its Subsidiaries on a Consolidated basis; or

     (k) Reportable Event. If a Reportable Event shall have occurred with respect to any Plan with respect to which the "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) exceeds $1,000,000 and, within thirty (30) days after the reporting of such Reportable Event to the Majority Banks, the Majority Banks shall have notified the Company or any ERISA Affiliate in writing that
(i) the Majority Banks have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan; or

     (l) Withdrawal Liability. If the Company or any ERISA Affiliate (i) shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, (ii) either does not have reasonable grounds for contesting such withdrawal liability or does not in fact contest such withdrawal liability in a timely and appropriate manner, and (iii) the amount of such withdrawal liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date of such notification), requires payments exceeding $1,000,000 per annum; or

     (m)  Unenforceability of Agreement.  If either the
Agent or any Bank, on the advice of independent counsel, or any court of competent jurisdiction, shall determine that this Agreement or any part hereof shall for any reason have ceased to be, or this Agreement or any part hereof shall be asserted by any Borrower not to be, a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms; or

     (n) Performance of Agreement Unlawful. If it shall be unlawful for any Borrower to perform or comply with any one or more of its obligations under this Agreement.

then and in any such event the Agent may, and upon written request of the Majority Banks, shall, by written notice to the Borrower, and if the Borrower is a Borrowing Subsidiary, the Company, declare: (1) the obligation of each Bank to make Advances to the Borrowers to be terminated, whereupon the same shall terminate, and/or (2) the right of any Subsidiary to become a Borrowing Subsidiary shall terminate, and/or (3) the principal amount of the Loan Accounts, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or notice, all of which are hereby expressly waived by each of the Borrowers; provided that, if any of the events described in clauses (g), (h) or (i) above shall occur, and if such event involves the Company or a Borrowing Subsidiary (rather than a non-Borrowing Subsidiary) that at such time owes any amounts hereunder, the actions described in clauses (1), (2) and (3) above shall occur automatically without requests by the Banks, notice to the Company or such Borrowing Subsidiary, or declaration by the Agent.

Section 12.  SETOFF; PRO RATA SHARING.

     (a) (i) Regardless of the adequacy of any collateral, any deposits or other sums credited by or due from any of the Banks to any Borrower may be appropriately applied to or set off against any principal, interest and any other amounts due hereunder from such Borrower, by the Banks at any time without notice to such Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each Borrower).

(ii) Each Bank agrees with each other Bank that (A) if an amount to be set off is to be applied to indebtedness of a Borrower hereunder to a Bank, other than the indebtedness evidenced by this Agreement, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by this Agreement, and (B) if a Bank shall receive from any Borrower or from the Company with respect to such Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Agreement by proceedings against such Borrower or enforcement of any claim against the Company in respect of its guaranty, in either case whether at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the indebtedness to it hereunder of such Borrower, any amount in excess of such Bank's ratable portion of the payments received by all of the Banks in accordance with Sections 12(b) hereof, such Bank will promptly make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the indebtedness to it hereunder of such Borrower such Bank's proportionate payment in accordance with Sections 12(b); provided, however, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

     (b) Except as otherwise expressly provided in this Agreement (i) each payment or prepayment of principal by a Borrower and each payment of interest by a Borrower with respect to a Syndicated Advance shall be allocated pro rata among the Banks in accordance with the respective principal amounts of the Syndicated Advances extended by each Bank,
(ii) each payment or prepayment of principal by a Borrower and each payment of interest by a Borrower with respect to a Money Market Advance shall be allocated pro rata among the Banks having made such Money Market Advance in accordance with the respective principal amounts of the Money Market
Advances extended by each such Bank, (iii) each cancellation of the Commitments shall be made pro rata among the Banks in accordance with their respective Commitments on the date hereof, and (iv) recoveries by any Bank (whether by direct payment, by exercise of any right of set-off, combination of accounts, or lien or otherwise (but excluding any payments of principal or interest made by any Borrower pursuant to and in accordance with the terms of Sections 2.4, 3.2 or 4.4 hereof which payments shall be applied pursuant to clauses (i) or
(ii) of this Section 12(b), as applicable)) in respect of the total sum that has become due to it from any Borrower under this Agreement before that time shall be applied pro rata among the Banks in accordance with all their respective Advances outstanding.

Section 13.  THE AGENT.

     13.1. Authorization. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Agent, together with such powers as are reasonably incidental thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.

     13.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters reasonably pertaining to its rights and duties under this Agreement. The Agent may for such purpose utilize the services of such persons as the Agent in its sole discretion may determine, and all reasonable fees and expenses of any such persons shall be paid by the Company.

     13.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other person assisting them in their duties nor any agent or employee thereof, shall be liable to the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder, or in connection herewith or therewith or be responsible to the Banks for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     13.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, or any instrument at anytime constituting, or intended to constitute, collateral security for this Agreement, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to this Agreement, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of any of the Borrowers or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for this Agreement. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any of the Borrowers shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness or financial conditions of the Company or any of its Subsidiaries, and each Bank represents and warrants to the Agent that it has made its own independent evaluation of the creditworthiness of the Company and its Subsidiaries and has not relied upon the Agent or any material or information furnished by the Agent in making such evaluation.

     13.5. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such persons as shall be determined by such court. With respect to obligations of any of the Borrowers hereunder, a payment to the Agent for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's applicable share of payments received by the Agent for the account of the Banks except as otherwise expressly provided in this Agreement.

     13.6. Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Advances made by it hereunder, as it would have were it not also the Agent.

     13.7. Holders of Notes; Initial Lenders. The Agent may deem and treat the payee of any note or the initial lender of any Advance as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     13.8. Indemnity. The Banks agree hereby to indemnify and hold harmless the Agent, ratably in accordance with the outstanding Advances owed to the Banks hereunder, from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses
(including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 14), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other
Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence; provided, however, that, in the case of any loss, cost, or expense within the scope of the Company's obligations under Section 14.1 or Section 14.11 hereof, the Banks shall only be required to indemnify the Agent pursuant to the foregoing indemnity to the extent that the Agent shall not have been reimbursed by the Company for such loss, cost or expense pursuant to Section 14.1 or Section 14.11 hereof within five (5) Business Days after the Agent shall have requested such reimbursement by the Company.

     13.9. Resignation. The Agent may resign at any time upon sixty (60) days' prior written notice to the Banks and the Company. In such event, a successor Agent shall be chosen by the Company, with the appointment of such successor to be subject to the approval of the Majority Banks. If no such successor Agent shall have been so chosen by the Company or if no such approval of the Majority Banks shall have been obtained with respect to such successor Agent chosen by the Company, in either event within fifteen
(15) days after the retiring Agent's giving of notice of resignation, then the Majority Banks shall have the right to appoint a successor Agent from among the remaining Banks.
If no successor Agent shall have been so appointed pursuant to the foregoing provisions and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its
duties and obligations hereunder.   After any retiring
Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     13.10. Delinquent Banks. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent it pro rata share of any Syndicated Advances or
(ii) to comply with the provisions of Section 12(a)(ii) with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its ratable share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrowers whether on account of outstanding Advances, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Syndicated Advances. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all Syndicated Advances. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Syndicated Advances of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Syndicated Advances have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     13.11.  Notification of Defaults and Events of Default.
Each Bank hereby agrees that, after any officer of such Bank active upon and having primary responsibility for the Company's credit facilities hereunder shall learn of the existence of a Default or an Event of Default, such Bank shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 13.11 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     13.12.  Information. In the event that any Bank
notifies the Agent that such Bank wishes to obtain at any time any further or additional information regarding the business and financial condition of the Company and its Subsidiaries which the Agent would be entitled to obtain if so requested pursuant to Section 8.7(d) hereof, the Agent shall request such information from the Company to be furnished to the Banks pursuant to Section 8.7(d) hereof.

Section 14.  MISCELLANEOUS.

     14.1. Expenses. The Company agrees to reimburse the Agent from time to time on demand for its reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection with the interpretation, administration and regulation of this Agreement and the compliance of the Agent with its role as such as set forth hereunder. Whether or not the transactions contemplated hereby shall be consummated, the Company will on demand (a) pay any taxes (other than those based on income or gross receipts of the Agent or the Banks) or filing fees in connection with the transactions contemplated under this Agreement and save the Banks harmless from and against any and all liabilities resulting from any delay in paying or omission to pay any such fee or tax, (b) pay the reasonable fees, expenses and disbursements of counsel to the Agent incurred in connection with the negotiation, preparation and completion of this Agreement and the transactions and other documents contemplated by this Agreement, or any subsequent waivers, consents or amendments in connection therewith which are requested by or caused by the conduct of the Company or any Subsidiary, or requested by the Agent pursuant to Section 8.10, and (c) pay all reasonable out-of-pocket fees, expenses and disbursements of the respective counsel of each of the Banks) in connection with the enforcement of this Agreement after the occurrence of any Default or Event of Default; provided, however, that in connection with any such enforcement action, each Bank may choose whether to be represented by in-house or outside counsel, and if in-house counsel is so utilized by any Bank, as to such Bank the Company's obligations under this clause
(c) with respect to such attorneys' fees and expenses shall be the reasonable allocated costs and expenses of in-house counsel, and if outside counsel is so utilized by any Bank, as to such Bank the Company's obligations under this clause
(c) with respect to such attorneys' fees and expenses shall be such counsel's reasonable fees and expenses, but in either case, the Company shall not be obligated under this clause (c) to pay both the outside counsel fees and the allocated cost of in-house counsel of any particular Bank in connection with such enforcement action. The fees and expenses payable by the Company under this Section 14.1 shall not include those incurred in connection with any dispute solely between any Banks (including the Agent) or with the preparation of any waivers, consents or amendments requested by the Agent or any of the Banks (but not agreed to by the Company), except pursuant to Section 8.10 or clause (c) of this
Section 14.1. The Company's obligation to pay any amount pursuant to this Section 14.1 shall survive payment or satisfaction of all other amounts owing under this Agreement.

     14.2. Notices, etc. Except as otherwise specified herein, all notices, requests and other communications pursuant to this Agreement shall be in writing and shall be mailed by first-class mail, postage prepaid, or sent by telegraph confirmed by letter, addressed as follows:

     (a)  If to the Company, at 55 Cambridge Parkway,
Cambridge, Massachusetts 02142, marked "Attention:
Treasurer" or at such other address as the Company shall last have furnished to the communicating party in writing.

     (b) If to a Borrowing Subsidiary at its address as set forth in its election to become a Borrowing Subsidiary or at such other address as such Borrowing Subsidiary shall last have furnished to the communicating party in writing, with a copy to the Company.

(c)  If to the Agent, at its Head Office, marked "Attention:
 Tena Lindenauer" or at such other address as the Agent shall last have furnished to the communicating party in writing.

     (d) If to any Bank, at such Bank's address set forth on Schedule 1 hereto, or at such other address as such Bank shall last have furnished to the communicating party in writing.

     Any notice, request or communication so addressed shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (b) if sent by registered or certified first-class mail, postage prepaid, five (5) Business Days after the posting thereof, and (c) if sent by telegraph, telecopier or telex, at the time of dispatch thereof, if in normal business hours on a Business Day of the country of receipt, or otherwise at the opening of business on the following Business Day.

     Any notice of borrowing hereunder or notices under Sections 2.4(a) or 3.1(f) hereof shall be signed on behalf of the applicable Borrower by one of its duly authorized officers and shall not be revocable by the Borrower and shall obligate the Borrower to borrow a requested Advance for, or to convert an Advance to a currency, a Borrowing Day, Interest Period or interest rate as may be so specified.
Any election made by a Borrower pursuant to Sections 4.4(b) or 4.9 shall be binding upon the Borrower and irrevocable. Notice of any prepayment having been given as required and all of the other conditions to such prepayment having been satisfied by a Borrower in compliance with the provisions of
Section 4.4(b), that amount of the principal of any Advance which shall have been designated for prepayment in such notice shall, on the date specified in such notice, become absolutely due and payable by the Borrower.

     14.3. Reliance, etc. All covenants, agreements, representations and warranties made herein, in certificates delivered pursuant hereto or otherwise in writing in connection with the transactions evidenced hereby shall be deemed to have been relied upon by the Banks, notwithstanding any investigation made by the Banks or on the Banks' behalf, and such covenants and agreements, and the Banks' rights in respect of any representations and warranties which shall prove false when made, shall survive the execution of this Agreement and the making of each Advance hereunder and shall continue in full force and effect until all of the obligations of the Company and each Borrowing Subsidiary hereunder have been paid and satisfied in full.

     14.4. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     14.5. Consents, Amendments, Waivers, etc. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Borrowers of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the Majority Banks, provided, however, that without the written consent of Banks holding 100% of the Total Commitment, or if the Total Commitment shall have been terminated, 100% of the outstanding Advances,

     (a) no reduction in the principal amount of, interest rate on, or Facility Fees relating to, the Advances shall be made; and

     (b) no extension or postponement of the stated time of payment of the principal amount of, interest on, or Facility
Fees relating to, the Advances shall be made;

     (c) no increase in the amount, or extension of the term, of the Commitments or the Advances beyond those provided for hereunder shall be made; and

     (d) no modification of, or amendment to, or waiver of compliance with, the definition of Majority Banks, or the aggregate Commitment Percentage or number of Banks required for the Banks or any of them to take any action under this Agreement, or the provisions of Sections 10, 11(a), (b), (g), (h) or (i), 14.5 or 15.9 hereof shall be made, and provided further, that (i) this Agreement shall not be
amended so as to require any Bank to make any Advance or
take any participation interest in any outstanding Advance
after the Total Commitment shall have been terminated
(pursuant to the terms of Section 11 hereof or otherwise), without the consent of 100% of the Banks, (ii) the amount or time for payment of the Agent's Fee and the provisions of Section 13 may not be amended or waived without the written consent of the
Agent, and (iii) the provisions of the Fee Letter Agreement
may only be amended or waived with the written consent of
each of the parties thereto.   No modification or waiver of
any provision of this Agreement, and no consent to departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the required percentage of the Banks, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower in any case shall entitle any such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the Banks' right to take any other or further action in any circumstances without notice or demand. No failure or delay on the Agent's or the Banks' part in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.
No right, power or remedy conferred hereby upon Agent or the Banks shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     14.6. Benefit; Assignments; Participations. The rights of any Borrower under this Agreement shall not be assignable by the Borrower without the prior written consent of the Banks. Any Bank may assign or grant participations in all or a part of its rights under this Agreement pursuant to and in accordance with the provisions of Section 15 hereof. This Agreement shall be binding upon the respective successors and assigns of the Borrowers and, except as otherwise provided in Section 14.10, shall inure to the benefit of and be binding upon each Bank and its successors and assigns.

     14.7. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and is intended to take effect as a sealed instrument.

     14.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall constitute an original but which taken together shall constitute but one agreement. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart.

     14.9.  Consent To Jurisdiction; Waiver of Jury Trial.

     (a) The Company and each Borrowing Subsidiary hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in Boston over any action or proceeding arising out of or relating to this Agreement, and the Company and each Borrowing Subsidiary hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or federal court. Each Borrowing Subsidiary hereby appoints the Company as its process agent (the "Process Agent"), and the Company hereby agrees to act as such agent at its principal office at 55 Cambridge Parkway, Cambridge, Massachusetts 02142, Attention: General Counsel, to receive on its behalf and with respect to its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made to any Borrowing Subsidiary by mailing or delivering a copy of such process to such Borrowing Subsidiary in care of the Process Agent at the Process Agent's address set forth above, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrowing Subsidiary also irrevocably consents to the service of any and all process in any such action or proceeding by the hand delivery or mailing of copies of such process to such Borrowing Subsidiary at its address specified in its election to become a Borrowing Subsidiary. Each Borrowing Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. A copy of any process served hereunder shall be sent to the immediate aforesaid address of the Company.

     (b) Each Borrowing Subsidiary may change its Process Agent hereunder by substituting and appointing as its Process Agent another entity resident in the Commonwealth of Massachusetts and otherwise reasonably approved by the Agent, such substitution and appointment to be made pursuant to a written instrument executed by such Borrowing Subsidiary and such entity in form and substance approved by the Agent, which approval will not be unreasonably withheld; provided, however, that each Borrowing Subsidiary shall have a Process Agent at all times.

     (c) Nothing in this Section 14.9 shall affect the right of the Banks to serve legal process in any other manner permitted by law or affect the right of the Banks to bring any action or proceeding against any Borrowing Subsidiary or its property in the courts of any other jurisdiction.

     (d) Each of the parties hereto irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

     14.10.  Exempt Character of Transaction.  This
Agreement is made with the Banks in reliance upon their several representations to the Company, which by their execution of this Agreement they hereby confirm, that each Bank for itself and not for any other Bank has no present intention of selling or otherwise disposing of any interest in the Loan Accounts (or the Notes, if any) other than assignments and participations to banking institutions or other financial institutions of the type permitted by Section 15. Each Bank agrees that it will not, directly or indirectly, sell or offer, or attempt to offer to dispose of, any interest in the Loan Accounts (of the Notes, if any) to, or solicit any offers to buy any interest therein from, or otherwise approach or negotiate with respect thereto with, any entity whatsoever so as to bring the execution and delivery of either this Agreement within the provisions of
Section 5 of the Securities Act of 1933, as now in effect or as later amended.

     14.11. Indemnity for Use of Proceeds. The Company agrees to indemnify the Agent and each Bank and their respective directors, officers, employees and agents against, and to hold each such entity harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any such Person and arising out of, in connection with, or as a result of, the use of any of the proceeds of the Advances to purchase voting securities of any entity; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) any unexcused breach by such indemnified Person of any of its obligations under this Agreement or (ii) the gross negligence or willful misconduct of such Person. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, subject to the limitations of the foregoing proviso, the Company agrees to pay promptly the reasonable fees and expenses of such counsel (including those of outside counsel or the allocated costs of in-house counsel of each Bank, but not both with respect to any particular Bank). If, and to the extent that the obligations of the Company under this
Section 14.11 are unenforceable for any reason, the Company hereby agrees, subject to the limitations of the foregoing proviso clause, to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 14.11 shall survive payment or satisfaction in full of all other amounts owing under this Agreement.

     14.12.  Exchange Rate.  If, for the purpose of
obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 14.12 called the "first currency") into any other currency (hereinafter in this
Section 14.12 called the "second currency"), then the conversion shall be made at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's close of business on the Business
Day next preceding the day on which the judgment is given or (as the case may be) the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, then the rate of exchange prevailing on the date of payment shall govern the amount owing hereunder, and each Borrower and each Bank (solely with respect to any such judgment against such Bank) hereby agrees to pay such amount as may be necessary to ensure that the amount paid on such date in the second currency is the amount in such second currency which, when converted at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's opening of business on the date of payment, is the amount which was due under this Agreement in the first currency before such judgment was obtained or made. Any amount due from any Borrower to the Banks under the second sentence of this Section 14.12 will be due as a separate debt of such Borrower to the Banks and shall not be affected by judgment or order being obtained for any other sum due under or in respect of this Agreement. The covenant contained in this Section 14.12 shall survive the payment in full of all of the other obligations of the Borrowers under this Agreement.

Section 15. ASSIGNMENT AND PARTICIPATION.

     15.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more
Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Advances at the time owing to it, and any Notes held by it); provided that (a) each of the Agent and the Company shall have given its prior written consent to such assignment, which consent, in either case, will not be unreasonably withheld (except that an assignment by a Bank to its Bank Affiliates may be made without the consent of any party), (b) each such assignment shall be a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) each assignment shall be in a minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess of $5,000,000, (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Bank List (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit B hereto (an "Assignment and Acceptance"), together with any outstanding Notes subject to such assignment, and (e) except where the Company has consented in writing to such assignment, any Borrower shall not be under any obligation to pay to or for the account of any assignee in respect of any assigned rights any greater amount than it would have been obliged to pay to or for the account of the Bank originally entitled to such assigned rights. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment, and upon payment (either by the assigning Bank or the assignee) to the Agent of the registration fee referred to in Section 15.3 be released from its obligations under this Agreement.

     15.2  Certain Representations and Warranties;
Limitation; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or any applicable collateral security arrangement; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the obligations owing under this Agreement, or the performance or observance by the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 7.1.6 and Section 8.7 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appointments and authorizes the Agent to take such action as agent on its behalf and to exercise such power under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

     15.3. Bank List. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Bank List") for the recordation together with the Loan Accounts of the names and addresses of the Banks and the respective Commitments and Commitment Percentages of, and the principal amount of the respective Advances held by, the Banks from time to time. The entries in the Bank List shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Bank List as a Bank hereunder for all purposes of this Agreement. The Bank List shall be available for inspection by the Borrowers and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank or the assignee, as agreed between such assigning Bank and such assignee, shall pay to the Agent a registration fee in the sum of $1,000.

     15.4 Exchange of Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any Note subject to such assignment, the Agent shall (a) record the information contained therein in the Bank List, and (b) give prompt notice thereof to the Company and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the applicable Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each (if any) surrendered Note, a new Note payable to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank held a Note and has retained some portion of its obligations hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days after issuance of any new Notes pursuant to this Section 15.4, the applicable Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be canceled and returned to the applicable Borrower.

     15.5.  Participations.  Each Bank may sell
participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that
(a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and obligations of the selling Bank hereunder to the Borrowers and such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the participants shall be entitled to the benefit of the cost protection provisions contained in this Agreement (provided that a Borrower shall not be under any obligation to pay to or for the account of any such participant in respect of such provisions any greater amount than such Borrower would have been obliged to pay to or for the account of the Bank originally entitled to the benefit of such provisions), (d) any Borrower, the Agent, and the other Banks, as the case may be, shall continue to deal solely and directly with the Bank selling such participation, in connection with such Bank's rights and obligations under this Agreement, and the Borrowers shall not be obligated to communicate directly or indirectly with any holder of a participation, and (d) the only rights permitted to be granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Advances, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any Facility Fees to which such participant is entitled, or extend any regularly scheduled payment date for principal, interest, or Facility Fees.

     15.6. Disclosure. The Borrowers agree that in addition to disclosures made in accordance with Section 8.8 hereof, any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to any third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     15.7.    Assignee  or Participant  Affiliated with  any
Borrower.
     If any assignee Bank is an Affiliate  of any  Borrower,
then any such assignee Bank shall have no right to vote as a
Bank hereunder or under any of the other Loan Documents  for purposes of granting consents or waivers or for purposes  of agreeing to amendments or other modifications to any of  the
Loan Documents or  for purposes  of making  requests to  the
Agent pursuant to Section 11, and the determination of the Majority Banks shall for all purposes of this Agreement and the other
Loan  Documents  be  made  without regard  to such  assignee
Bank's interest in any of the Advances.  If any Bank sells a
participating  interest  in  any  of  the   Advances  to   a
participant, and such participant is a Borrower or an Affiliate of any Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation.
 A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan
Documents or for purposes of making requests to the Agent pursuant to Section 11 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of any Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan
Documents be made without regard to the interest of such transferor Bank in the Advances to the extent of such participation.

     15.8.  Miscellaneous Assignment Provisions.
     Any assigning Bank shall retain its rights to be indemnified pursuant to Section 14 with respect to any claims or
actions arising prior to the date  of such  assignment.   If
any assignee Bank is not incorporated under the laws of  the
United States of  America or  any state  thereof, it  shall, prior to the date on which any interest or fees are payable hereunder for its account, deliver to the Company and the
Agent  proper  certification  as  to   its  exemption   from
deduction or withholding of any United States federal income taxes.  If any Reference Bank transfers all of its interest, rights  and  obligations  under  this  Agreement, the  Agent shall, in consultation with the Company and with the consent of the Company and the Majority Banks, appoint another  Bank to act as a Reference Bank hereunder.  Anything contained in this Section 15 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of any Notes it may hold) to any of the twelve Federal  Reserve
Banks  organized under  Section 4 of  the Federal  Reserve Act,  12
U.S.C.  Section 341.   No such  pledge or  the enforcement  thereof
shall  release  the  pledgor  Bank   from  its   obligations
hereunder or under any of the other Loan Documents.

     15.9.  Assignment by Borrower.
     The Borrowers shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been executed by on behalf of the parties hereto on the day first above written by their respective officers or agents thereunto duly authorized.

                         LOTUS DEVELOPMENT CORPORATION

     [Seal]

                         By:         /s/Frederick H. Phillips
                                     ------------------------
                            Name:       Frederick H. Phillips
                            Title:      Assistant Treasurer


                         THE FIRST NATIONAL BANK OF
                           BOSTON, individually and as Agent


                         By:         /s/Tena C. Lindenauer
                                     ---------------------
                            Name:       Tena C. Lindenauer
                            Title:      Vice President


                         MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK



                         By:         /s/Deborah A. Brodheim
                                     ----------------------
                            Name:       Deborah A. Brodheim
                            Title:      Vice President


                         BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION



                         By:         /s/Kevin McMahon
                                     ----------------
                            Name:       Kevin McMahon
                            Title:      Vice President


                         CREDIT SUISSE

                         By:      /s/Demian M. Gage   /s/Juerg Johner
                                  -----------------   ---------------
                            Name:    Demian M. Gage      Juerg Johner
                            Title:    Associate           Associate


                         THE BANK OF TOKYO TRUST COMPANY

                         By:         /s/Michael J. Cronin
                                     --------------------
                            Name:       Michael J. Cronin
                            Title:      Vice President


                         DEUTSCHE BANK AG, NEW YORK
                           AND/OR CAYMAN ISLANDS BRANCHES


                         By:         /s/Jeffrey N. Wieser
                                     --------------------
                            Name:       Jeffrey N. Wieser
                            Title:      Director


                         By:         /s/Gregory M. Hill
                                     ------------------
                            Name:       Gregory M. Hill
                            Title:      Vice President


                         THE FUJI BANK, LIMITED,
                           NEW YORK BRANCH

                         By:         /s/Yoshihiko Shiotsugu
                                     ----------------------
                            Name:       Yoshihiko Shiotsugu
                            Title:      Vice President and Manager



                         SHAWMUT BANK, N.A.

                         By:         /s/John B. Desmond
                                     ------------------
                            Name:       John B. Desmond
                            Title:      Vice President


                         SOCIETE GENERALE

                         By:         /s/Jan Wertlieb
                                     ----------------
                            Name:       Jan Wertlieb
                            Title:      Vice President
______________________________________________________________________________